SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ]  Preliminary Proxy Statement

[X]  Definitive Proxy Statement

[  ]  Definitive Additional Materials

[  ]  Soliciting Material Pursuant to  Section 240.14a-11(c) or  Section 240.14a
- - -12

                        MOTO PHOTO, INC.
        (Name of Registrant as Specified In Its Charter)

                        MOTO PHOTO, INC.
           (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  $125.00 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[  ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1)  Title of each class of securities to which transaction applies: ________.

  2)  Aggregate number of securities to which transaction applies: ___________.

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: _________.

  4)  Proposed maximum aggregate value of transaction: _______________.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1)  Amount Previously Paid:  $_______________.

  2)  Form, Schedule or Registration Statement No.:  _______________.

  3)  Filing Party:  _______________.

  4)  Date Filed:  _______________.






                        MOTO PHOTO, INC.
                     4444 LAKE CENTER DRIVE
                       DAYTON, OHIO 45426



            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE HOLDERS OF COMMON STOCK:

     The Annual Meeting of Shareholders of Moto Photo, Inc. (the" Company") will be held at the offices of the Company, 4444 Lake Center Drive, Dayton, Ohio 45426, on Wednesday, June 28, 1995 at 9:00 a.m., for the following purposes:

     1.   To elect a Board of Directors for the ensuing year;

     2.   To approve the amendment of the 1992 Performance and Equity
          Incentive Plan of the Company (the "1992 Plan") to increase the total number of shares that are authorized for issuance pursuant to the 1992 Plan from 500,000 shares to 1,250,000 shares.

     3. To transact such other business as may properly be brought before the Annual Meeting or any adjournment of the Annual Meeting.

     The accompanying Proxy Statement contains information regarding the items of business to be considered at the Annual Meeting.

     The holders of Common Stock of record at the close of business on May 1, 1995, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. A list of such shareholders will be available at the Annual Meeting and during the ten days before the Annual Meeting at the offices of the Company, 4444 Lake Center Drive, Dayton, Ohio 45426.


Dayton, Ohio
May 5, 1995


Even if you plan to attend the meeting, please sign the enclosed form of proxy and return it promptly in the envelope enclosed for that purpose. If you have previously submitted a proxy card and are present at the Annual Meeting, you will be able to revoke the proxy and vote your shares in person
















                        MOTO PHOTO, INC.
                        PROXY STATEMENT
                 ANNUAL MEETING OF SHAREHOLDERS

                       TABLE OF CONTENTS

                                                            PAGE

NOTICE                                                      1
TABLE OF CONTENTS                                           2
GENERAL                                                     3
     Record Date and Outstanding Stock                      3
     Quorum and Voting                                      3
     Action To Be Taken Under the Proxy                     3
     Votes Required                                         4
     No Appraisal Rights                                    4
     Solicitation of Proxies                                4
     Revocation of Proxies                                  4
     Annual Report                                          4
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
  AND MANAGEMENT                                            5
     Potential Future Change in Control                     6
ELECTION OF DIRECTORS                                       7
     Information Concerning Nominees                        7
     Meetings of Board of Directors and Committees          8
     Compensation of Outside Directors                      9
PROPOSAL TO APPROVE THE AMENDMENT OF THE 1992 PERFORMANCE AND
  EQUITY INCENTIVE PLAN OF THE COMPANY                      9
     Stock Ownership Program Pursuant to the 1992 Plan      10
     Summary of Potential Option Awards Under Initial Phase
       of Stock Ownership Program                           14
     Description of the 1992 Plan                           15
     Federal Income Tax Consequences                        18
     Summary of Award Activity Pursuant to 1992 Plan        19
     Vote Required for Approval                             20
EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION               21
     Executive Officers                                     21
     Executive Compensation                                 22
     Option Exercises and Year-End Option Values            23
     Employment Contracts, Termination of Employment and
       Change-in-Control Arrangements                       23
     Compensation Committee Interlocks and Insider Participation      24
     Report of the Compensation Committee and Mr. Adler               24
COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS            26
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS              27
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                    28
PROPOSALS OF SHAREHOLDERS                                   28
OTHER MATTERS                                               28



                        MOTO PHOTO, INC.
                     4444 LAKE CENTER DRIVE
                       DAYTON, OHIO 45426

                        PROXY STATEMENT
                              FOR
                 ANNUAL MEETING OF SHAREHOLDERS

                         JUNE 28, 1995


     The following information is furnished in connection with the Annual Meeting of Shareholders of Moto Photo, Inc. (the "Company") to be held on Wednesday, June 28, 1995 at 9:00 a.m., at the offices of the Company, 4444 Lake Center Drive, Dayton,Ohio. This Proxy Statement will be mailed on or about May 5, 1995, to holders of Voting Common Stock ("Common Stock") of record as of the record date.

                            GENERAL

RECORD DATE AND OUTSTANDING VOTING STOCK

     The record date ("Record Date") for determining shareholders entitled to vote at the Annual Meeting has been fixed at the time of the closing of business on May 1, 1995. On that date, the Company had 7,782,640 shares of Common Stock outstanding and entitled to be voted.

QUORUM AND VOTING

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present at the Annual Meeting, the Annual Meeting may be adjourned to another place, date or time. At any such reconvened meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting.

     Cumulative voting is not permitted in the election of directors of the Company. On all matters (including the election of directors) submitted to a vote of the shareholders at the Annual Meeting or any adjournment of the Annual Meeting, holders of Common Stock will be entitled to one vote for each share of Common Stock owned of record by such shareholder on the Record Date.

ACTION TO BE TAKEN UNDER THE PROXY

     Proxies in the accompanying form which are properly executed and returned will be voted in accordance with the instructions on the proxies. Any proxy upon which no instructions have been indicated with respect to a specified matter will be voted as follows:

          (a) "FOR" the election to the Board of Directors of the eight persons named in this Proxy Statement as the nominees of the Board of Directors;

          (b) "FOR" the approval of the amendment to the 1992 Performance and Equity Incentive Plan of the Company (the "1992 Plan"); and

          (c) As to any other matters which may properly come before the meeting in accordance with the recommendation of the Board of Directors. The Board of Directors knows of no other matters to be presented for consideration at the meeting.

VOTES REQUIRED

     Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock which are present in person or represented by proxy at the Annual Meeting is required to approve the amendment to the 1992 Plan. Any other matters properly brought before the Annual Meeting will be decided by a majority of the votes cast on the matter, unless otherwise required by law.

     Shares represented by proxies which are marked "withhold authority" with respect to the election of any one or more nominees for election as directors and proxies which are marked "abstain" on the proposal to approve the amendment to the 1992 Plan will be counted for the purpose of determining the number of shares represented by proxy at the meeting. As a result, proxies marked "abstain" with regard to the proposal to approve the amendment to the 1992 Plan will have the same effect as if the shares represented thereby were voted against approval. However, because directors are elected by a plurality rather than a majority of the shares present in person or represented by proxy at the Annual Meeting, proxies marked "withhold authority" with respect to any one or more nominees will not affect the outcome of the nominee's election unless the nominee receives no affirmative votes or unless other candidates are nominated for election as directors.

     Shares represented by limited proxies will be treated as represented at the meeting only as to such matter or matters for which authority is granted in the limited proxy. Shares represented by proxies returned by brokers where the brokers' discretionary authority is limited by stock exchange rules will be treated as represented at the Annual Meeting only as to such matter or matters voted on in the proxies.

NO APPRAISAL RIGHTS

     There are no dissenters' appraisal rights under Delaware law with respect to any actions proposed to be taken at the Annual Meeting.

SOLICITATION OF PROXIES

     The enclosed proxy for the Annual Meeting is being solicited by the Board of Directors of the Company. The cost of soliciting the proxies in the enclosed form will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and facsimile by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services. Copies of proxy solicitation materials will be furnished to banks, brokerage houses fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

REVOCATION OF PROXIES

     Any shareholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by (a) giving written notice to the Company of such revocation, (b) voting in person at the Annual Meeting, or (c) executing and delivering to the Company a later-dated proxy. Any such written notice of revocation or later-dated proxy should be addressed to Jacob A. Myers, Secretary, at the Company's offices.

ANNUAL REPORT

     The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1994, including audited financial statements, accompanies this Proxy Statement. Neither the Report nor the financial statements are deemed to be a part of the material for the solicitation of proxies.


            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                     OWNERS AND MANAGEMENT

     At April 17, 1995, the Company had 7,782,640 shares of Common Stock outstanding. The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 17, 1995 by (i) each of the Company's directors or nominees for director, its chief executive officer and its other executive officers whose total salary and bonus for the year ended December 31, 1994 exceeded $100,000, (ii) all directors, nominees and executive officers of the Company as a group, and (iii) each person who is known by the Company to beneficially own more than 5% of the Company's Common Stock.
Unless otherwise indicated, the Company believes that the persons named in the table have sole voting and investment power with respect to the shares indicated as beneficially owned by them.



                                         NUMBER     PERCENT
               NAME                   OF SHARES    OF CLASS
                                                        (1)
   DIRECTORS AND CERTAIN
     EXECUTIVE OFFICERS

        Michael F. Adler (2)          1,481,776       18.5%
          4444 Lake Center Drive
          Dayton, OH  45426
        Harry D. Loyle (3)              503,375        6.5%
          410 S. Main Plaza
          Pleasantville, NJ 08232
        David A. Mason (4)               94,250        1.2%
        Jacob A. Myers (5)               41,500           *
        Frank W. Benson (6)              25,000           *
        Dexter B. Dawes (7)              21,000           *
        Leslie Charm (8)                 15,000           *
        Douglas M. Thomsen                5,000           *
        Frank M. Montano (9)            100,000        1.3%
        Robert F. Puccio (10)            30,000           *
        ALL DIRECTORS, NOMINEES AND
        EXECUTIVE
        OFFICERS AS A GROUP (15
        PERSONS) (11)                 2,410,927       29.0%
        BENEFICIAL OWNERS OF MORE THAN
        5% OF THE COMMON STOCK
          Fuji Photo Film U.S.A.
          Inc. (12)                   1,000,000       11.4%
          555 Taxter Road
          Elmsford, NY 10523
          Robert W. Moore               439,945        5.7%
          702 Northwest 5th St
          Oklahoma City,OK  73102

________________________

*  Less than 1%

(1)Percent of class is calculated without regard to shares of Common Stock issuable upon exercise of outstanding warrants or stock options, except that any shares a person is deemed to own by having the right to acquire upon exercise of a warrant or option are considered to be outstanding solely for purpose of calculating such person's percentage ownership.

(2)The shares of Common Stock indicated as beneficially owned by Mr. Adler: (i) include 2,332 shares owned by Michael F. Adler as custodian for Elizabeth Adler; (ii) include 6,000 shares owned by the Elizabeth Adler Trust for which Mr. Adler is trustee; (iii) include 1,000 shares which he has the right to acquire upon exercise of warrants owned by him; (iv) include 190,000 shares which he has the right to acquire by exercise of stock options which are currently exercisable; (v) include 2,000 shares issuable upon the exercise of warrants owned by the Robert Adler Trust for which Mr. Adler is co-trustee and shares voting and investment power with Jacob A. Myers, an officer and director of the Company; and (vi) exclude a total of 11,000 shares owned by Mr. Adler's spouse, as to which Mr. Adler disclaims beneficial ownership. Such shares also include 1,204,080 shares of Common Stock owned by Progressive Industries Corporation ("Progressive"), which is 98% owned by Mr. Adler and his family, which shares of Common Stock Mr. Adler may be deemed to own due to his ownership of a controlling interest in Progressive and his position as President of Progressive. The shares of Common Stock owned by Progressive include 46,000 shares issuable upon exercise of warrants owned by Progressive.

(3)Includes 3,000 shares which Mr. Loyle has the right to acquire upon exercise of warrants owned by him and 321,375 shares held by Corral Photographic Corp., a corporation 100% owned by Mr. Loyle.

(4)Includes 55,000 shares which Mr. Mason has the right to acquire upon exercise of stock options which are currently exercisable and excludes 2,000 shares owned by Mr. Mason's wife, as to which Mr. Mason disclaims beneficial ownership.

(5)Includes 15,000 shares which Mr. Myers has the right to acquire upon exercise of a stock option which is currently exercisable.

(6)Includes 15,000 shares which Mr. Benson has the right to acquire upon exercise of a stock option which is currently exercisable.

(7)Includes 15,000 shares which Mr. Dawes has the right to acquire upon exercise of a stock option which is currently exercisable

(8)Consists of 15,000 shares which Mr. Charm has the right to acquire upon exercise of a stock option which is currently exercisable.

(9)Consists of 100,000 shares which Mr. Montano has the right to acquire upon exercise of stock options which are currently exercisable.

(10)Includes 25,000 shares which Mr. Puccio has the right to acquire upon exercise of stock options which are currently exercisable.

(11)Includes 480,000 shares which such group has the right to acquire upon exercise of stock options which are currently exercisable and 52,000 shares which such group has the right to acquire upon exercise of warrants.

(12)Consists of 1,000,000 shares issuable upon exercise of warrants owned by Fuji Photo Film U.S.A., Inc. ("Fuji").

POTENTIAL FUTURE CHANGE IN CONTROL

     Fuji is the holder of 1,000,000 shares of Series G Non-Voting Cumulative Preferred Stock (the "Fuji Preferred Stock") and warrants to purchase 1,000,000 shares of the Company's Common Stock for $2.375 per share which expire in 2002.

     The Fuji Preferred Stock is redeemable by the Company at any time in aggregate amounts of at least $1 million. The shares are subject to mandatory redemption on January 1, 1999 ("Mandatory Redemption Date"). Any redemption of the Fuji Preferred Stock must be either in cash from the proceeds of an equity offering or in Common Stock valued at 90% of the market price at the time of redemption; provided, however, that Fuji may refuse any proposed redemption by the Company in shares of Common Stock and elect to continue to hold the Fuji Preferred Stock without impairment of any right to require redemption at a later time. The redemption price for the Fuji Preferred Stock is $10.00 per share, or an aggregate of $10 million. If the market price of the Company's Common Stock on the Mandatory Redemption Date is less than $3.00 per share, the redemption of the Fuji Preferred Stock will be extended until the earlier of (i) the first date on which the market price of the Common Stock exceeds $3.00 per share or
(ii) the date one year following the initial Mandatory Redemption Date. If the Fuji Preferred Stock is redeemed in shares of Common Stock, depending upon the market price of the Common Stock and the number of shares of Common Stock outstanding, such redemption could result in Fuji acquiring control of the Company.

     The Fuji Preferred Stock is also redeemable at Fuji's option under certain other circumstances ("Redemption Event") which include, after appropriate cure periods, the failure of the Company to meet certain requirements under a supply agreement with Fuji, default by the Company under certain other agreements between the Company and Fuji, the termination of involvement in the day-to-day management of the Company of either of Michael F. Adler or David A. Mason, a change in control of the Company, the Company's bankruptcy or insolvency, or failure by the Company to meet its obligations under other indebtedness in excess of $100,000. If the Company fails to redeem all of the Fuji Preferred Stock upon the occurrence of a Redemption Event, Fuji has the right, until all of the shares of Fuji Preferred Stock are redeemed or the Redemption Event is cured, to elect the majority of the Board of Directors.


                     ELECTION OF DIRECTORS
                   (Item 1 on the Proxy Card)

     The Board of Directors has established the size of the Board as eight members and has nominated the current eight members of the Board for re-election. Each director to be elected will hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified, or until such directors earlier death, resignation or removal. The affirmative vote of a plurality of the votes cast in person or by proxy at the meeting is required to elect the nominees listed. If any nominee becomes unavailable for any reason, or if a vacancy shall occur before the election (which events are not anticipated), the shares of Common Stock represented by the enclosed proxy will be voted for such other person as may be recommended by the Board of Directors of the Company.

     There is no formal arrangement among the directors or shareholders to nominate any person for election to the Board of Directors. No family relationships exist between or among directors or officers of the Company.

INFORMATION CONCERNING NOMINEES

     Michael F. Adler. Age 58. Mr. Adler was elected President of the Company in February, 1984, its Chief Executive Officer in June, 1985, and its Chairman in October 1990. He was elected a director of the Company on June 29, 1983.
Mr. Adler has also been President, Chief Executive Officer and a director of Progressive Industries Corporation ("Progressive") since 1968, positions he still holds. He is a member of the Board of Directors and Chairman of the Venture Capital Committee of the City-Wide Development Corporation, Dayton, Ohio, and a member of the Board of Directors of The 2003 Committee in Dayton, Ohio. Mr. Adler has previously been a member of the Board of Trustees of the Photo Marketing Association, the Ohio Building Authority, and the State Governance Board-Jobs for Ohio Graduates, a member of the executive committee and past Chairman of the Board of Trustees-Jobs for Dayton Graduates, as well as chairman of the nominating council of the Public Utilities Commission of Ohio and of the City-Wide Development Corporation, Dayton, Ohio.

     Frank W. Benson. Age 67. Mr. Benson became a director of the Company in February, 1989. Since June, 1988, Mr. Benson has been Director of Finance and Administration, and, since October, 1989, Treasurer of the Center for Policy Negotiation, Inc. in Boston, Massachusetts. He served as an independent consultant to small businesses from May, 1987 through May, 1988. From February, 1983 through April, 1987, Mr. Benson was President, Treasurer, and a director (through January, 1987) of Bailey's of Boston, Inc., a manufacturer and retailer of ice cream and candies in Massachusetts.

     Leslie Charm. Age 51. Mr. Charm was elected a director in October, 1990. Mr. Charm's principal occupation since August, 1990 has been as partner of three management consulting firms in Massachusetts: Restoration Associates, Youngman and Charm and Conway & Youngman. From 1977 to August, 1990, Mr. Charm was President of Docktor Pet Centers, Inc., Wilmington, Mass.; approximately fifteen months after it was sold and Mr. Charm ceased his affiliation with Docktor Pet Centers, Inc., such company filed a petition in bankruptcy. Mr. Charm is a former director of the International Franchise Association. In addition, since 1989 Mr. Charm has been an adjunct professor of entrepreneurial finance at Babson College in Wellesley, Massachusetts.

     Dexter B. Dawes. Age 58. Mr. Dawes became a director of the Company in December, 1989. Since September, 1989, Mr. Dawes has been President of John Hancock Capital Growth Management, Inc. From 1972 to September 1989, he was Chairman of the New York and San Francisco-based investment banking firm of Bangert, Dawes, Reade, Davis & Thom Incorporated. Mr. Dawes is a trustee of the Philharmonic Baroque Orchestra of San Francisco, California.

     David A. Mason. Age 54. Mr. Mason was elected Treasurer and a director of the Company in June, 1983 and Executive Vice President - Finance and Chief Financial Officer in December, 1983. Mr. Mason has also been Senior Vice President and Treasurer of Progressive since 1975 and a director of Progressive since 1976, positions he still holds. Mr. Mason is a member of the Board of Directors of the Dayton Chapter of the Financial Executives Institute and a former member of the Executive Board of Advisors of the International Minilab Association, Inc.

     Jacob A. Myers. Age 59. Mr. Myers has been Secretary and a director of the Company since June, 1983. Mr. Myers' principal occupation since 1959 has been as a lawyer in the private practice of law in Dayton, Ohio. Since July 1, 1992, Mr. Myers has been principal in the firm of Myers & Frayne Co., L.P.A. From September 2, 1986 to June 30, 1992, he was a principal in Coolidge, Wall, Womsley & Lombard Co., L.P.A. Mr. Myers has been Secretary and a director of Progressive since 1968, positions he still holds.

     Douglas M. Thomsen. Age 76. Mr. Thomsen was first elected a director of the Company in June, 1988. Until his retirement in January, 1988, Mr. Thomsen had been associated with Federated Department Stores ("Federated") for over forty years. Most recently, from March, 1987 to December, 1987, Mr. Thomsen served as a consultant on a special project for Federated. From 1972 to March, 1987, Mr. Thomsen served as Chairman and Chief Executive Officer of Rike's, Shillito/Rike's, and Lazarus, divisions of Federated.

     Harry D. Loyle. Age 41. Mr. Loyle became a director of the Company in July, 1993. Since July, 1985, Mr. Loyle's principal occupation has been as President and Director of Franchise Development for ProMoto Management Corporation, an area developer for the Company. He also serves as Secretary/Treasurer and is a director and shareholder of the following One Hour MotoPhoto franchisees: Corral Photographic Corporation in Northfield, New Jersey, B & H Management Services, Inc. in Ventnor, New Jersey, and the Positive Negative, Inc. in Bala Cynwyd, Pennsylvania. Mr. Loyle serves as director and/or officer or partner of a number privately held businesses in New Jersey and Pennsylvania. From 1976 to 1985, he was President and General Manager of Charlex, Inc., a company that owned and operated retail photographic stores. In January, 1995, Mr. Loyle was elected to the Franchise Advisory Council of the International Franchise Association.

MEETINGS OF BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors had four meetings during 1994. The Board of Directors has established standing Audit and Compensation Committees; it does not have a nominating committee. Each director attended, in person or through telephone conference call, at least three-fourths of the aggregate meetings of the Board of Directors and the meetings of the committees, if any, on which he served.

     The Audit Committee meets with management to consider the adequacy of the internal controls of the Company and the objectivity of financial reporting.
The Audit Committee also meets with the independent auditors and with financial personnel of the Company about such matters. The independent auditors periodically meet alone with the Audit Committee and always have unrestricted access to the Audit Committee. The Audit Committee has three members: Mr. Dawes, Mr. Myers and Mr. Loyle. Mr. Loyle was appointed to the Audit Committee in July, 1994. During 1994, Mickey L. Clagg also served as a member of the Audit Committee until his resignation from the Board of Directors in July, 1994. The Audit Committee met two times during 1994.

     The Compensation Committee meets to review and to make recommendations to the Board about certain compensation matters. In addition, the Compensation Committee administers the Company's 1992 Performance and Equity Incentive Plan. The Compensation Committee has three members: Mr. Benson, Chairman, Mr. Charm, and Mr. Thomsen. The Compensation Committee met four times during 1994.

COMPENSATION OF OUTSIDE DIRECTORS

     The Company pays certain compensation to its outside directors for their services to the Company. Directors who are also employees of the Company receive no additional remuneration for serving as directors.

     Jacob A. Myers receives from the Company his regular hourly rate for time he spends at meetings of the Board of Directors and committees. During 1994, Mr. Myers' hourly rate was $180.

     During 1994, outside directors (other than Mr. Myers, who is compensated as noted above) were paid monthly fees of $350, as well as a fee of $500 per Board of Directors meeting attended in person, $225 per committee meeting attended in person, and $150 per meeting attended via telephone conference call.

     In addition, Mr. Charm, who acts as a consultant to the Company, was paid fees of $5,500 for his services in that capacity during 1994.


            PROPOSAL TO APPROVE THE AMENDMENT OF THE 1992 PERFORMANCE
                    AND EQUITY INCENTIVE PLAN OF THE COMPANY
                           (Item 2 on the Proxy Card)

     In April, 1992 the Board of Directors adopted and in July, 1992 the shareholders of the Company approved the 1992 Performance and Equity Incentive Plan of the Company (the "1992 Plan"). The 1992 Plan is designed to promote and advance the interests of the Company and its shareholders by enabling the Company to attract, retain and reward managerial and other key employees and to strengthen the mutuality of interests between participants and the shareholders of the Company in the Company's long-term growth, profitability and financial success by offering a comprehensive incentive compensation program including stock and cash incentive awards based on performance and other equity-based awards.

     As part of the Company's strategy to offer under the 1992 Plan equity-based incentive programs to managerial and other key employees and to encourage its employees to own shares of the Company's Common Stock, the Compensation Committee of the Board of Directors (the "Committee") has implemented an officer and key employee stock ownership program (the "Stock Ownership Program") under and pursuant to the 1992 Plan. Under the Stock Ownership Program, participants will be entitled to receive grants of stock options under the 1992 Plan based on the number of shares of Common stock of the Company that are owned by the participant. In addition, the Company may assist participants in acquiring additional shares of Common Stock.

     In order to ensure that a sufficient number of shares of Common Stock are available for issuance in connection with the Stock Ownership Program and that the Company otherwise remains able to offer under the 1992 Plan appropriate equity incentives and competitive compensation opportunities for its officers and key employees, the Board of Directors at its meeting in April, 1995 adopted, subject to shareholder approval, an amendment to the 1992 Plan to increase the total number of shares of Common Stock that are authorized for issuance pursuant to awards granted under the 1992 Plan from 500,000 shares to 1,250,000 shares and directed that the amendment be submitted to the shareholders for their approval at the Annual Meeting. Such increased number of shares will be available for all authorized purposes under the 1992 Plan, however, it is anticipated that a significant portion of the shares will be subject to stock options granted pursuant to the Stock Ownership Plan.

STOCK OWNERSHIP PROGRAM PURSUANT TO THE 1992 PLAN

     The following is a description of the principal features of the proposed Stock Ownership Program. Stock options granted pursuant to the Stock Ownership Program will be subject in all respects to the restrictions and limitations of the 1992 Plan. A description of the principal features of the 1992 Plan immediately follows the description of the Stock Ownership Program set forth below.

     Eligibility. Persons eligible to participate in the Stock Ownership Program will consist of employees of the Company determined from time to time by the Committee. For the commencement of the Stock Ownership Program in June, 1995, the Committee anticipates that all officers of the Company having the rank of vice president or above will generally be eligible to participate as well as other key employees selected by the Committee. It is anticipated that such group will consist in the aggregate of approximately 40 persons.

     Determination of Share Ownership on Which Option Awards Are Based. Under the initial phase of the Stock Ownership Program, the Company will determine the number of shares of Common Stock owned by each participant as of June 15, 1995 (the "Effective Date"). Such determination will be based on evidence submitted by each participant in form satisfactory to the Committee demonstrating that the participant (i) is the "beneficial owner" within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act") of issued and outstanding shares of Common Stock and (ii) has sufficient right to profit and bears the economic risk of loss that could arise from fluctuations in the value of such Common Stock. Attribution of beneficial ownership under Rule 13d-3 based on options or other rights to acquire Common Stock will not be considered ownership of such Common Stock for purposes of the Stock Ownership Program.

     Grant of Options. Participants must own at least 500 shares of Common Stock, or such other number as the Committee may determine, in order to qualify for option grants under the Stock Ownership Program. On the Effective Date, each participant who owns at least 500 shares of Common Stock will be granted options to purchase a number of shares of Common Stock equal to the participant's "Award Multiplier" multiplied by the number of shares of Common Stock owned by the participant as of the Effective Date; provided, however, that the maximum number of shares owned by the participant upon which an award may be based during the initial phase of the Stock Ownership Program shall not exceed a number of shares equal to (a) the product of the participant's "Participation Percentage" multiplied by the participant's "Base Salary," divided by (b) the "Market Price" of the Common Stock on the Effective Date. The shares upon which the participant's award is based pursuant to the preceding sentence are referred to herein as "Qualifying Shares."

     Each participant's Award Multiplier and Participation Percentage will be determined by the Committee. Award Multipliers and Participation Percentages may vary among participants and may vary for each participant in successive phases of the Stock Ownership Program, all as determined by the Committee. During the initial phase of the Stock Ownership Program, the Committee anticipates that the Award Multiplier for all participants will be four and that Participation Percentages will range between 10% and 25%.

     Base Salary means the participant's annual base salary in effect as of December 31 of the year immediately preceding the year in which the Effective Date occurs, or if the participant was not employed by the Company on that date, the participant's starting annual base salary upon commencement of employment by the Company. Market Value means the last sale price of the Common Stock as reported on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ").

     For example, assuming a Market Price on the Effective Date of $2.50 per share, a participant who has been assigned an Award Multiplier of four and a Participation Percentage of 10%, who owns 5,000 shares of Common Stock as of the Effective Date and whose Base Salary is $50,000 would be limited to 2,000 Qualifying Shares and, accordingly, would be granted options to purchase 8,000 shares of Common Stock, or four times the number of Qualifying Shares.

     Options granted pursuant to the Stock Ownership Program may, in the sole discretion of the Committee, be Incentive Stock Options intended to qualify under Section 422 of the Code or Nonqualified Stock Options.

     Vesting of Options. Options granted pursuant to the Stock Ownership Program will become exercisable as to 50% of the shares covered by each option grant at the rate of 20% (of such 50% portion) per year effective on each successive anniversary of the Effective Date. The optionee's ability to exercise the option as to such shares will expire on the date 30 days after the fifth anniversary of the Effective Date.

     Options granted pursuant to the Stock Ownership Program will become exercisable as to the remaining 50% of the shares covered by the options at the rate of 20% (of such 50% portion) per year effective on each successive anniversary of the Effective Date, provided that (i) the Company shall have reported for the fiscal year then most recently ended growth in its "EPS" (as hereinafter defined) of 25% or more compared to the Company's EPS for the previous fiscal year or (ii) the Company shall have reported as of the end of such fiscal year cumulative compounded annual growth in EPS of 25% or more measured based on the EPS reported for the fiscal year ended immediately prior to the date of grant of the option. If for any fiscal year the required growth in EPS is not achieved, the portion of the options that would have become exercisable on the following anniversary of the Effective Date will not become exercisable until the Company achieves the required cumulative compounded annual growth in EPS of 25% or more measured as described above. Following any fiscal year in which such required compounded annual growth has been achieved, any portion of the options which previously had not become exercisable as a result of the failure to achieve required growth in EPS shall become exercisable as of the next anniversary of the Effective Date. To the extent they have not become fully exercisable pursuant to the procedures described above, such options shall become fully exercisable on the date nine years and nine months following the Effective Date. All of such options not exercised on or before the tenth anniversary of the Effective Date shall expire.

     For purposes of the Stock Ownership Plan, EPS means the net income per common share reported in the Company's audited consolidated financial statements for the fiscal year in question. EPS for the fiscal year ended December 31, 1994 will be $0.04, an amount adjusted on a pro forma basis to give effect to certain changes in the Company's capital structure affecting the net income per common share that occurred in January 1995 as if such transactions had occurred at the beginning of the year ended December 31, 1994. The Committee may adjust the requirements as to 25% growth in EPS set forth in the preceding paragraph in such manner as it deems appropriate in its sole discretion to take into account any extraordinary or non-recurring events that may affect the Company's EPS during future years.

     Payment of Exercise Price. The exercise price of options granted in the initial phase of the Stock Ownership Program will be equal to the Market Price of the Common Stock on the Effective Date. The exercise price of options granted under the Stock Ownership Program in future periods will be equal to the Market Price of the Common Stock on the respective dates of grant. Unless alternative payment methods are approved by the Committee, options granted pursuant to the Stock Ownership Program may be exercised only upon the payment in full of the applicable exercise price in cash. Options may be exercised in whole or in part to the extent such options have become exercisable as described elsewhere herein.

     Effect of Death, Disability, Retirement and Termination of Employment. If a participant dies during employment with the Company at a time when he or she is entitled to exercise an option granted pursuant to the Stock Ownership Program, then at any time or times within one year after death the options may be exercised, but only as to any or all of those shares which the participant was entitled to purchase immediately prior to his or her death. Options exercisable after death may be exercised by the participant's estate or the person upon whom such right devolves by will or the laws of descent and distribution (a "Beneficiary"), and except as so exercised shall expire at the end of the specified post-death exercise period.

     In the event of a participant's retirement or disability at any time when he or she is entitled to exercise an option, then within 90 days after retirement or one year after disability, the participant may exercise such option only as to those shares which he or she was entitled to purchase immediately prior to his or her retirement or disability. If the participant dies within the specified post-retirement or post-disability exercise period, the option may be exercised by the participant's Beneficiary, to the same extent as if the deceased participant had survived, during a period of one year from the date of death.

     If the employment of a participant is terminated for any reason other than death, retirement or disability at a time when he or she is entitled to exercise an option, then within 90 days after such termination of employment, the participant may exercise such option only as to those shares which he or she was entitled to purchase immediately prior to such termination of employment. If the participant dies within the specified post-termination of employment exercise period, the options may be exercised by his or her Beneficiary, to the same extent as if the deceased participant had survived, during a period of 30 days from the date of death.

     Except as exercised within the applicable period described above, each option shall expire at the end of such period. In no event, however, may any option granted pursuant to the Stock Ownership Program be exercised after the expiration of the option exercise period established at the time of grant.

     Purchases of Common Stock By Participants. Depending upon the particular circumstances applicable to each participant, by acquiring additional shares of Common Stock participants will generally be able to increase the size of the option grants for which they may qualify under the initial and future phases of the Stock Ownership Program. The decision whether to acquire additional shares of Common Stock and the size and manner of acquisition are wholly within the discretion of the participant.

     The Company will pay or reimburse the participant for all brokerage commissions incurred by the participant in the purchase (but not the sale) of round lots of Common Stock of the Company during the period in which the participant is enrolled in the Stock Purchase Program. The term "round lot" means a number of shares evenly divisible by 100.

     If requested by a participant, the Company may assist the participant in obtaining financing for the purchase of additional shares by guaranteeing bank borrowings incurred by the participant. Requests for Company guarantees will be evaluated on an individual basis and are subject in all respects to the Company's review and approval of the loan and guarantee documentation and security arrangements. Loans guaranteed by the Company must have a maturity of not more than five years, and principal and interest on the loan must be paid by the participant through automatic payroll deduction.

     The participant must be fully personally liable for the repayment of any loan partially guaranteed by the Company, and the shares purchased with the loan proceeds must be pledged as collateral to and held by the lending institution. Additional collateral will also be required. In addition, the participant will indemnify the Company against any liabilities or expenses incurred by the Company if the Company's guarantee is called, including, without limitation, amounts paid under the guarantee and fees and expenses of the Company, including attorney's fees and expenses, incurred in reasonably contesting payment of the guarantee or in collecting or attempting to collect amounts owed to the Company by the participant in connection with his or her indemnification obligations described above. If any amounts are owed by the Company to the participant, including, without limitation, amounts in payment of salary, accrued vacation and the like, the Company will be entitled to deduct or set off any and all such amounts from and against any amounts owed by the participant to the Company in connection with the Company guarantee as provided above. Participant's will have no similar right of deduction or set-off against the Company.

     In the event of (i) any failure to make a required payment or other default under the loan or (ii) the call of the guarantee of the Company as a result of any action or inaction by the participant (collectively, "Event of Default"), and if the loan is not then promptly paid in full or the guarantee of the Company released, all outstanding options granted pursuant to the Stock Ownership Program will, unless otherwise directed by the Committee, terminate 10 days following the date of such Event of Default. Options held by the participant will be exercisable during such 10-day period only to the extent such options were exercisable as of the date of the Event of Default, and such options shall expire at the end of such period. Thereafter, any such participant will be permitted to participate in the Stock Ownership Program only if and when readmitted by the Committee in its sole discretion. If the participant dies within the specified 10-day period, the options may be exercised by his or her Beneficiary, to the same extent as if the deceased participant had survived, during a period of one year from the date of death.
In no event, however, may any option granted pursuant to the Stock Ownership Program be exercised after the expiration of the option exercise period established at the time of grant. If any amounts are owed to the Company by the participant in connection with the Stock Ownership Program, the Company will be entitled to refuse delivery of shares purchased by the participant upon exercise of options granted under the Stock Ownership Program until all such amounts have been paid in full. In addition, by participating in the Stock Ownership Program, each participant thereby grants to the Company a security interest in all shares purchased upon exercise of options under the Stock Ownership Program as collateral for the payment of any amounts owed by the participant to the Company in connection with the Stock Ownership Program.

     If approved and directed by the Committee, the Company may also extend loans directly to participants for the purchase of Common Stock upon terms deemed appropriate by the Committee.

     Ownership Maintenance Requirements. As long as any option granted to a participant under the Stock Ownership Program remains outstanding, the participant must continue to own at all times a number of shares of Common Stock equal to the number of Qualifying Shares based upon which such option was granted. Such ownership requirement will not be proportionately reduced in the event of the partial exercise of any such option. However, all or a portion of the shares purchased upon exercise of the option may be resold, subject to any applicable restrictions. In the event a participant holds outstanding options received pursuant to the Stock Ownership Program as a result of more than one grant, the ownership requirement set forth above shall be cumulative as to the number of Qualifying Shares applicable to each separate grant.

     The Committee may at any time request a participant to furnish evidence of compliance with the continuing ownership requirements. The standards applicable to the determination of a participant's share ownership are as set forth elsewhere herein with respect to the initial determination of ownership by a participant. Upon determination by the Committee that a participant has failed to maintain at any time the requisite ownership level or has failed to provide upon request satisfactory evidence of such ownership, the Committee will notify the participant of such determination and, unless otherwise directed by the Committee, all outstanding options granted pursuant to the Stock Ownership Program will terminate 90 days following the date of such determination.
Options granted under the Stock Ownership Program held by such participant will be exercisable during such 90-day period only to the extent such options were exercisable as of the date the Committee determined that the participant failed to comply with the continuing ownership requirements described above, and such options shall expire at the end of such period. Thereafter any such participant shall be permitted to participate in the Stock Ownership Program only if and when readmitted by the Committee in its sole discretion. If the participant dies within the specified 90-day period, the options may be exercised by his or her Beneficiary, to the same extent as if the deceased participant had survived, during a period of one year from the date of death. In no event, however, may any option granted pursuant to the Stock Ownership Program be exercised after the expiration of the option exercise period established at the time of grant.

     Continuation of Stock Ownership Program During Future Years. Although the Committee may discontinue the Stock Ownership Program at any time, if the Stock Ownership Program is successful in encouraging increased share ownership by participating employees and in enhancing Company performance by strengthening the interests of participating employees in the financial success of the Company, the Committee anticipates that the Stock Ownership Program will be continued during future years. Unless modified in the future by the Committee and except as described below, the administration of the Stock Ownership Program and the granting of options pursuant thereto will generally be conducted pursuant to the procedures described herein in connection with the initial phase of the Stock Ownership Program. Future enrollment dates, individual Participation Percentages and Award Multipliers, Effective Dates for option grants and the like will be determined at reasonable times in advance by the Committee. In determining the number of shares of Common Stock owned by a participant upon which option awards may be based in future phases of the Stock Ownership Program, a number of shares equal to the number of Qualifying Shares upon which all previous option awards were based will be excluded. In addition, in order to qualify for an option award, the participant must own as of the Effective Date of the option grant at least 500 shares, or such other number as the Committee may determine, more than the number of Qualifying Shares upon which previous option awards were based.

     Stock Ownership Program Subject to Shareholder Approval of Amendments to 1992 Plan. All option grants made pursuant to the Stock Ownership Program shall be expressly conditioned upon and subject to the approval of the amendments by the shareholders at the Annual Meeting. If such approval is not obtained at the Annual Meeting, or any adjournment thereof, all such options will be cancelled and will be of no further force or effect and the Stock Ownership Program will be terminated. Any then outstanding guarantees by the Company of participant loans will not be affected by the cancellation of the Stock Ownership Program. In the event the Stock Ownership Program is terminated, participants will have no recourse against the Company in connection with the purchase of any shares of Common Stock in anticipation of option awards under the Stock Ownership Program.



SUMMARY OF POTENTIAL OPTION AWARDS UNDER INITIAL PHASE OF STOCK OWNERSHIP
PROGRAM

     The following table provides certain information concerning options that may be granted under the initial phase of the Stock Ownership Program to (i) the Company's chief executive officer, (ii) the other executive officers whose annual salary and bonus during the year ended December 31, 1994 exceeded
$100,000 and (iii) all executive officers as a group. The actual number of options may vary depending upon the Award Multiplier and Participation
Percentages as determined by the Committee for such persons as well as the number of Qualifying Shares owned by such persons as of the Effective Date. The
Company does not generally maintain records concerning the share ownership of persons other than executive officers and, as a result, cannot determine the number of options that may be granted to eligible employees other than executive officers until enrollment forms under the Stock Ownership Program indicating the number of Qualifying Shares owned are returned by participants prior to the Effective Date of June 15, 1995.



                                                            VALUE OF
                                                           SECURITIES
                                           NUMBER          UNDERLYING
   NAME AND PRINCIPAL POSITION         OF OPTIONS (1)      OPTIONS (2)

Michael F. Adler                                  70,588      $ 150,000
     President and Chief
     Executive Officer

Frank M. Montano                                       -              -
     Executive Vice President and
     Chief Operating Officer

David A. Mason                                    51,764        110,000
     Executive Vice President -
     Finance Chief Financial
     Officer and Treasurer

Robert F. Puccio                                  20,000         42,500
     Executive Vice President -
     Business Development

All Executive Officers as a                      223,732        475,431
   Group (9 persons)

_________________________

(1)Based on the number of shares of Common Stock owned by the respective executive officers as of April 17, 1995 and assuming an Award Multiplier of four, a Participation Percentage of 25% for each executive officer and a Market Price of $2.125 per share.

(2)Based on the closing sale price of the Company's Common Stock on April 17, 1995 of $2.125 per share as reported on the NASDAQ.

DESCRIPTION OF THE 1992 PLAN

  The 1992 Plan empowers the Company from time to time until July 15, 2002, to award to officers and other key managerial, administrative and professional employees of the Company and its subsidiaries Incentive, Non-Qualified and Deferred Compensation Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Unit Grants, Performance Equity and Performance Unit Grants, any other Stock-Based Awards (collectively, the "Awards") authorized by the Committee, and any combination of any or all of such Awards, whether in tandem with each other or otherwise. The Stock Ownership Program described above will be conducted under and pursuant to the 1992 Plan.

  Administration. The 1992 Plan is administered by the Committee. The Committee has the sole authority to construe and interpret the 1992 Plan, to make rules and regulations relating to the implementation of the 1992 Plan, to select participants, to establish the terms and conditions of Awards and to grant Awards, with broad authority to delegate its responsibilities to others, except with respect to the selection for participation of, and the granting of Awards to, officers of the Company who are subject to Section 16(b) of the Exchange Act. Members of the Committee are not eligible to receive Awards under the 1992 Plan.

  Eligibility. Managerial employees, including all officers of the Company, and other key employees of the Company who hold positions of significant responsibility are eligible to receive Awards under the 1992 Plan. On April 1, 1995, this group consisted of approximately 100 persons. The selection of recipients of, and the nature and size of, Awards granted under the 1992 Plan is wholly within the discretion of the Committee. There is no limit on the number of shares of Common Stock in respect to which Awards may be granted to or exercised by any person. Whether an Award may be exercised after a participant's termination of employment shall be determined by the Committee, except that if a participant's employment with the Company and its subsidiaries terminates for any reason within six months after the date of grant of any Award held by such participant, such Award shall expire as of such date of termination.

  Shares Subject to 1992 Plan. The number of shares of Common Stock reserved for issuance, and in respect of which Awards may be granted, pursuant to the respective components of the 1992 Plan was originally 500,000 shares. The 1992 Plan has been amended by the Board of Directors to increase such number to 1,250,000, subject to shareholder approval of the amendment at the Annual Meeting. Such maximum number of shares in payment of Awards granted or which may be subject to Awards is subject to appropriate equitable adjustment in the event of a reorganization, stock split, stock dividend, combination of shares, merger, consolidation of or other recapitalization of the Company. If any Awards are forfeited, terminated, settled in cash or exchanged for other Awards or expire unexercised, the shares of Common Stock theretofore subject to such awards will again be available for further awards. In addition, shares which are subject to Stock Appreciation Rights which expire unexercised or were not issued upon the exercise thereof and shares received in payment of the purchase price of a stock option in the exercise thereof will again be available for Awards under the 1992 Plan. No fractional shares may be issued under the 1992 Plan.

  Incentive Stock Options. Options designated as Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), may be granted under the 1992 Plan. The number of shares of Common Stock in respect of which Incentive Stock Options are first exercisable by any optionee during any calendar year may not have a fair market value (determined at the date of grant) in excess of $100,000 (or such other limit as may be imposed by the Code). Incentive Stock Options may be exercisable for such period or periods not in excess of 10 years after the date of grant as shall be determined by the Committee.

  Non-Qualified Stock Options. Non-Qualified Stock Options may be granted under the 1992 Plan for such number of shares of Common Stock and will be exercisable for such period or periods as the Committee may determine.

  Deferred Compensation Stock Options. Deferred Compensation Stock Options are designed to provide a means by which compensation payments can be deferred to future dates. The number of shares subject to a Deferred Compensation Stock Option is determined by the Committee using the following formulas:

   Amount of Compensation Deferred      =         Number of
          (FMV - Exercise Price)                  Optioned Shares

where, FMV means the fair market value of a share of Common Stock at the date such option is granted and Exercise Price is the price at which such option may be exercised, as determined by the Committee. Deferred Compensation Stock Options will be exercisable for such period or periods as the Committee shall determine.

   Option Exercise Prices. In general, the exercise price of an Incentive Stock Option must be at least 100% of the fair market value of the Common Stock on the date of grant. Non-Qualified Stock Options and Deferred Compensation Stock Options may be issued at such option exercise price as the Committee may determine, except that the Committee will not issue such options at less than 100% of the fair market value of the Common Stock of the Company at the date of grant unless it has been determined that such "discount" option price will not result in taxable income under the Code to the optionee at the date of grant or the date such option becomes first exercisable rather than at the date of exercise.

   Exercise of Options. No stock option may be exercised, except as provided below, unless the holder thereof remains in the continuous employ of the Company. Stock options shall be exercisable only upon the payment in full of the applicable option exercise price in cash or, if approved by the Committee, in shares of Common Stock (at the fair market value thereof at exercise date) or by surrendering outstanding Awards denominated in stock or stock units. No Incentive, Non-Qualified or Deferred Compensation Stock Option may be exercised after the optionee ceases to be an employee of the Company, except where the Committee adopts terms and conditions relating to such Option which permit its exercise.

   Stock Appreciation Rights. Under the 1992 Plan, a Stock Appreciation Right ("SAR") may be granted in tandem with, or independent of, any other Award granted under the Plan. An SAR is an Award which will entitle the holder to receive an amount equal to all,or some portion (as determined by the Committee in respect of each SAR granted), of the excess of the fair market value of a share of Common Stock on the date of exercise over the fair market value of such share at the date of grant, multiplied by the number of shares as to which the holder is exercising the SAR. The Company will pay such amount to the holder in cash or in shares of Common Stock (at fair market value on the date of exercise) or in Deferred Compensation Stock Options, or combination thereof, as the Committee may in its sole discretion determine, except that any SAR exercised upon or after a Change in Control (as defined in the 1992 Plan) must be paid in cash.

   When an SAR granted in tandem with an option is exercised, such option is cancelled to the extent that the SAR is exercised. Conversely, if the optionee elects to exercise the option, the tandem SAR is cancelled. The exercise of an SAR granted in respect of (but not in tandem with) an option, either at the time the option is granted or subsequent to the grant of the option, will not result in the cancellation of such related option and the exercise of such option will not result in the cancellation of the related SAR. The exercise of an SAR paid in cash will not be included as an Award for the purpose of determining the number of shares of Common Stock which may be issued under the 1992 Plan.

   In no event may an SAR be exercised within six months after the date granted, except in the event of the death or disability of the participant. The Committee may also determine that an SAR shall be automatically exercised on one or more specified dates, and will adopt procedures designed to limit the exercise of SAR's by participants subject to Section 16(b) of the Exchange Act in order to comply with the rules promulgated under the Exchange Act.

   Restricted Stock. An Award of Restricted Stock consists of a specified number of shares of Common Stock which are transferred to a participant selected by, and for such consideration as determined by, the Committee and are subject to forfeiture to the Company under such conditions and for such periods of time as the Committee may determine. A participant may vote and receive cash dividends on the shares of Restricted Stock awarded, but may not sell, assign, transfer, pledge or otherwise encumber such shares of Restricted Stock during the restriction period. Certificates for Restricted Stock will be held by the Company until all conditions have been satisfied.

   Restricted Units. An Award of Restricted Units (each unit having a value equivalent to one share of Common Stock) may be granted to a participant subject to such terms and conditions as the Committee may deem appropriate. Restricted Units may be paid upon the expiration of the relevant restriction period in cash, in shares of Common Stock equal to the number of Restricted Units granted, in Deferred Compensation Stock Options or in any combination thereof, as determined by the Committee.

   Performance Equity and Performance Unit Grants. Performance Equity grants (with each unit equal in value to one share of Common Stock at the date of grant) and Performance Unit grants (with each unit representing such monetary value as assigned by the Committee) entitle the participant to receive cash, shares of Common Stock, Deferred Compensation Stock Options or any combination thereof, as determined by the Committee, based upon the degree of achievement of pre-established performance goals over a pre-established performance period as determined by the Committee in its discretion. Performance goals are fixed by the Committee on the basis of such criteria and to accomplish such goals as the Committee may select. The Committee has sole discretion to determine the employees eligible for Awards of Performance Equity or Performance Units, the duration of each performance measurement period, the value of each Performance Unit and the number of shares or units earned on the basis of the Company's and/or the participant's performance relative to the established goals. During a performance measurement period, the Committee may adjust the performance goals upward or downward.

   At the end of any performance measurement period, the Committee will determine the number of performance shares and performance units which have been earned on the basis of the actual performance in relation to the performance goals. A participant must be an employee at the end of the performance period to receive the proceeds of a Performance Equity or Performance Unit Grant; provided, however, that if such participant dies, retires, becomes disabled or ceases to be an employee with the Committee's consent prior to the end of the performance measurement period, the Committee may authorize total or partial payment to such participant or his or her legal representative. Performance Equity grantees shall be entitled to receive payment for each unit earned in an amount equal to the fair market value of a shares of Common Stock at the date of the vesting of the Performance equity Award. Performance Unit grantees shall be entitled to receive payment for each unit earned in an amount equal to the dollar value of such unit.

   Other Stock-Based Grants; Deferrals. The Committee has authority under the 1992 Plan to grant other Awards of Common Stock or Awards denominated as stock units. The Committee may also permit a participant to elect to defer receipt of the proceeds of any Award granted under the 1992 Plan.

   Transferability. No Award granted under the 1992 Plan, and no right or interest therein, is assignable or transferable by a participant except by will or the laws of descent and distribution.

   Term, Amendment and Termination. The 1992 Plan will terminate on July 15, 2002, except with respect to Awards then outstanding. The Board of Directors may amend or terminate the 1992 Plan at any time, except that the Board of Directors may not, without approval of the shareholders of the Company, make any amendment which would increase the total number of shares available for issuance (except as permitted by the 1992 Plan to reflect changes in capitalization), materially change the eligibility requirements or materially increase the benefits accruing to participants under the 1992 Plan.

   Change in Control. In the event of a Change in Control of the Company (defined in the 1992 Plan to mean the acquisition of 35% or more of the Common Stock of the Company by any "Acquiring Person" coupled with any change in the composition of the Board of Directors with the effect that a majority of the directors are not "Continuing Directors"), unless the Board of Directors expressly provides otherwise as of the date of any such Change in Control, (i) all Incentive, Non-Qualified and Deferred Compensation Stock Options and Stock Appreciation Rights then outstanding shall be fully exercisable, (ii) all restrictions on and conditions of all Restricted Stock Grants and Restricted Unit Grants then outstanding shall be deemed satisfied, and (iii) all Performance Equity Grants and Performance Unit Grants shall be deemed to have been fully earned, subject in each case to the limitation that any such Award shall have been outstanding at least six months.

FEDERAL INCOME TAX CONSEQUENCES

   Based on current provisions of the Code, and the existing regulations thereunder, the anticipated Federal income tax consequences in respect of the several types of Awards under the 1992 Plan (including grants of Incentive Stock Options and Non-Qualified Stock Options under the Stock Ownership Plan) are as described below.

   At Grant of Options and SARs. An optionee will not recognize any taxable income at the time an Incentive Stock Option or an SAR is granted and the Company will not be entitled to a Federal income tax deduction at that time.
The same rules should apply to Non-Qualified and Deferred Compensation Stock Options. However, because Non-Qualified Stock Options and Deferred Compensation Stock Options may be granted at option exercise prices substantially below the fair market value of the Common Stock of the Company on the date the option is granted, the Internal Revenue Service ("IRS") might take the position that under certain circumstances income is recognized at the time granted equal to the amount of the "discount" at which a Non-Qualified Stock Option or a Deferred Compensation Stock Option was granted.

   Incentive Stock Options. No ordinary income will be recognized by the holder of an Incentive Stock Option at the time of exercise. The excess of the fair market value of the shares at the time of exercise over the aggregate option price will be an adjustment to alternative minimum taxable income for purposes of the Federal "alternative minimum tax" at the date of exercise.

   If the optionee holds the shares until the later of two years after the date the option was granted or one year after the acquisition of such shares, the difference between the aggregate option price and the amount realized upon disposition of the shares will constitute a long term capital gain or loss, as the case may be, and the Company will not be entitled to a Federal income tax deduction. If the shares are disposed of in a sale, exchange or other "disqualifying disposition" prior to either of such holding periods, the optionee will realize ordinary income in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the aggregate option price and the Company will usually be entitled to a Federal income tax deduction equal to such amount.

   Non-Qualified and Deferred Compensation Stock Options. If Non-Qualified Stock Options are issued at an exercise price of at least 100% of the fair market value of the Common Stock at the date granted, ordinary income will be recognized by the holder at the time of exercise of the option in an amount equal to the excess of the fair market value of the shares purchased at the time of such exercise over the aggregate option price. The Company will usually be entitled to a corresponding Federal income tax deduction for the year of the exercise. At the time of sale of the shares, the optionee will generally realize a capital gain or loss based upon the difference between the per share fair market value at the time of exercise and the per share selling price at the time of such sale of the shares.

   In the case of Non-Qualified Stock Options which may be, and Deferred Compensation Stock Options which are intended to be, issued at an option exercise price which is substantially less than 100% of fair market value, the same rules should apply, unless the IRS takes the position that such "discount" options are subject to tax on the grant date or at the time they first become exercisable. In such event, the Company would be entitled to a corresponding Federal income tax deduction at such time.

   Stock Appreciation Rights. Upon the exercise of an SAR, the holder will realize taxable ordinary income on the amount of cash received and/or the then current fair market value of the shares of Common Stock acquired and the Company will be entitled to a corresponding Federal income tax deduction. The holder's basis in any shares of Common Stock acquired will be equal to the amount of ordinary income upon which he or she was taxed. Upon any subsequent disposition, any gain or loss realized will be a capital gain or loss.

   Restricted Stock.   Unless a participant makes the election described below,
a participant receiving a Restricted Stock Award will not recognize income and the Company will not be allowed a deduction at the time such shares of Restricted Stock are granted. While the restrictions on the shares are in effect, a participant will recognize compensation income equal to the amount of any dividends received and the Company will be allowed a deduction in a like amount. When the restrictions on the shares are removed or lapse, the excess of fair market value of the shares on the date the restrictions are removed or lapse over the amount paid, if any, by the participant for the shares will be treated as ordinary compensation income to the participant and allowed as a deduction for Federal income tax purposes to the Company. Upon disposition of the shares, any gain or loss recognized by the participant will be treated as capital gain or loss, and the capital gain or loss will be short term or long term depending upon the period of time the shares are held by the participant following the removal or lapse of the restrictions. However, by filing a Section 83(b) election with the IRS within 30 days after the date of grant, a participant's ordinary income and commencement of holding period and the Company's deduction will be determined as of the date of grant. In such a case, the amount of ordinary income recognized by such a participant and deductible by the Company will be equal to the excess of the fair market value of the shares as of the date of grant over the amount paid, if any, by the participant for the shares. If such election is made and a participant thereafter forfeits his or her stock, no refund or deduction will be allowed for the amount previously included in such participant's income.

   Performance Equity, Performance Units and Restricted Units. A participant receiving any Performance Award or any Restricted Units will not recognize income, and the Company will not be allowed a deduction, at the time such Award is granted. When a participant receives payment in cash or shares of Common Stock, the amount of cash and the fair market value of the shares of Common Stock received will be ordinary income to the participant and will be allowed as a deduction for Federal income tax purposes to the Company.

   Special Rules. To the extent an optionee pays all or part of the option price of a stock option by tendering shares of Common Stock owned by the optionee, the tax consequences described above apply except that the number of shares received upon such exercise which is equal to the number of shares surrendered in payment of the option price shall have the same basis and tax holding period as the shares surrendered. If the shares surrendered had previously been acquired upon the exercise of an Incentive Stock Option, the surrender of such shares may be a disqualifying disposition of such shares. The additional shares received upon such exercise have a tax basis equal to the amount of ordinary income recognized on such exercise and a holding period which commences on the date of exercise.

   Withholding Taxes. Withholding taxes must be paid at the time of exercise of any Non-Qualified or Deferred Compensation Stock Option or SAR. Withholding taxes must also be paid in respect of any Restricted Stock or Restricted Unit when the restrictions thereon lapse. In respect of all other Awards, withholding taxes must be paid whenever income to the 1992 Plan participant is recognized for tax purposes.



SUMMARY OF AWARD ACTIVITY PURSUANT TO 1992 PLAN

   The following table indicates as of April 17, 1995 the number of shares authorized for issuance under the 1992 Plan (exclusive of the proposed increase in the authorized number of shares), the aggregate number of shares subject to outstanding Awards, the number of shares issued pursuant to prior Awards, the number of shares available for future Awards (exclusive of the proposed increase in the authorized number of shares), and the number of shares available for future Awards (including the proposed increase in the authorized number of shares):




                                         AVAILABLE
AUTHORIZED     SUBJECT TO               FOR FUTURE  AVAILABLE
(EXCLUSIVE    OUTSTANDING     ISSUED       AWARDS   FOR FUTURE
    OF           AWARDS      PURSUANT   (EXCLUSIVE    AWARDS
  PROPOSED       (NET OF        TO          OF      (INCLUDING
  INCREASE)  CANCELLATIONS)   PRIOR      PROPOSED    PROPOSED
                  (1)       AWARDS(2)    INCREASE)  INCREASE)

  500,000       315,000       4,100       180,900    930,900



______________________________

(1) Outstanding Awards under the 1992 Plan consist of Incentive Stock Options to purchase 177,500 shares of Common Stock and Non-Qualified Stock Options to purchase 137,500 shares of Common Stock granted to executive officers and eligible employees of the Company at exercise prices ranging from $2.125 to $2.875 per share. The exercise prices of all such options are 100% of the market value of the Common Stock on the date of grant, and such options become exercisable at rates ranging from 20% to 33-1/3% per year commencing one year from the date of grant. The expiration dates of such options range from September, 1997 to September, 1999. Of such options, 305,000 were granted to executive officers of the Company and 10,000 were granted to employees of the Company other than executive officers.

(2) Consists entirely of shares purchased by eligible employees of the Company pursuant to a stock purchase program offered during 1994 under the 1992 Plan. Under this program the Company purchased for the accounts of participants 4,100 shares of Common Stock on the open market at a price of $2.1461 per share and paid all fees and commissions associated therewith. Participants were required to pay 50% of the purchase price.

     Based on the closing sale price of the Common Stock of the Company as reported on the NASDAQ on April 17, 1995 of $2.125 per share, the market value of the total number of shares of Common Stock issued under the 1992 Plan was $8,712, the market value of shares underlying outstanding Awards under the 1992 Plan was $669,375, the market value of shares subject to future Awards (exclusive of the proposed increase in the number of shares authorized for issuance under the 1992 Plan) was $384,412, and the market value of shares subject to future Awards (including the proposed increase in the number of shares authorized for issuance under the 1992 Plan) was $1,978,162.

     Provided that the shareholders approve the proposed amendment to the 1992 Plan, the increased number of shares will be available for all manner of Awards authorized under the 1992 Plan. Except as described elsewhere herein in connection with the Stock Ownership Program, the Committee has not at this time considered or approved any future Awards under the 1992 Plan, and, as a result, the identity of future Award recipients and the size and terms of future Awards are not known at this time.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of the holders of a majority of the shares of Common Stock which are present in person or represented by proxy at the Annual Meeting is required to approve the amendment to the 1992 Plan. Proxies marked "abstain" with regard to the proposal to approve the amendment to the 1992 Plan will be counted for the purpose of determining the number of shares represented by proxy at the Annual Meeting. As a result, proxies marked "abstain" with regard to the proposal will have the same effect as if the shares represented thereby were voted against approval.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT OF THE 1992 PLAN TO INCREASE THE TOTAL NUMBER OF SHARES OF COMMON STOCK THAT ARE AUTHORIZED FOR ISSUANCE PURSUANT TO THE 1992 PLAN FROM 500,000 TO 1,250,000 SHARES.



        EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

     In addition to Messrs. Adler and Mason, who are listed elsewhere herein under the heading "Information Concerning Nominees," the following individuals also serve as executive officers of the Company.

     Frank M. Montano. Age 42. Mr. Montano was appointed as Executive Vice President and Chief Operating Officer in September, 1992. From June, 1990 to September, 1992, he served with Sbarro, Inc., first as Vice President of Licensing (June, 1990 to May, 1991) and then as Senior Vice President (May, 1991 to September, 1992). From April, 1989 to June, 1990, Mr. Montano was associated with Diet Center, Inc., as Vice President of Operations (April, 1989 to October,
1989) and as Senior Vice President (October, 1989 to June, 1990). From August, 1986 to April, 1989, Mr. Montano was Vice President of Franchising for Marriott Corporation.

     Leonard S. Swartz. Age 62. Mr. Swartz was appointed as Senior Vice President for Operations in July, 1989 and in January, 1990 was given primary responsibility for franchise operations. Between February, 1984 and July, 1989, Mr. Swartz was Executive Vice President for Operations of the Company.

     Donald J. Isaacs. Age 50. Mr. Isaacs was appointed as Vice President of Wholesale and Communication Services in September, 1994. Prior to his appointment to his current position, Mr. Isaacs served as Vice President and Controller of the Company from February, 1988 and as Controller from November, 1985.

     Robert F. Puccio. Age 57. Mr. Puccio was appointed as Executive Vice President of Business Development in June, 1993. Mr. Puccio has been involved with franchising since 1977. Most recently, from July, 1990 to June 30, 1993, he was President and owner of R.F. Puccio & Associates, a management consulting firm serving the hospitality, retail and franchise industries. From September, 1987 to July, 1990, Mr. Puccio was associated with Dole Food Company ("Dole") in California, as President of the Retail Division from December, 1988 to July, 1990 and as Vice President of Dole and President and Chief Executive Officer of House of Almonds, Inc., a wholly-owned subsidiary of Dole, from September, 1987 to December, 1988.

     Frans VanOudenallen. Age 49. Mr. VanOudenallen was appointed as Vice President of Marketing in August, 1994. From December, 1986 to April, 1994, he served with Ohio-based Cort Furniture Rental, most recently serving as Vice President - Sales and Marketing from January, 1989 to June, 1992 and as Vice President and Regional General Manager from June, 1992 to April, 1994.

     Alfred E. Lefeld. Age 36. Mr. Lefeld was appointed as Vice President and Controller in October, 1994. From June, 1993 to October, 1994, Mr. Lefeld served as director of MIS for the Company. From January, 1992 to May, 1993, Mr. Lefeld served as Controller - Midwest Division for MAB Paints and Coatings.
From March, 1984 to December, 1992, Mr. Lefeld was Controller for Paint America Company.

     Robert A. Galastro. Age 52. Mr. Galastro was appointed as Vice President of Company Store Operations in September, 1994. From January, 1993 to September, 1994, Mr. Galastro was Senior Vice President and Chief Operating Officer of BCB, Inc., a franchisor of upscale bakery and gourmet coffee cafes. From March, 1992 to December, 1992, Mr. Galastro was self-employed as a consultant to the hospitality and retail industries. From December, 1991 to February, 1992, Mr. Galastro served as Zone Vice President for Sbarro, Inc. Mr. Galastro has also served from April, 1991 to November, 1991, as President and Chief Operating Officer of Skolniks, Inc., a franchisor of upscale bagel bakeries and cafes, and from January, 1990 to April, 1991 as President and Chief Operating Officer of Winchells, Inc., a franchisor of donut and bakery cafes.




EXECUTIVE COMPENSATION

     The following table discloses compensation received for the preceding three fiscal years by the Company's chief executive officer and the other executive officers of the Company whose total salary and bonus for the year ended December
31, 1994 exceeded $100,000. These individuals are referred to herein as the "named executive officers."


                                                                 LONG TERM
                                   ANNUAL                       COMPENSATION
                                COMPENSATION
                                                                   AWARDS



                                                    OTHER
                                                    ANNUAL    RESTRICTED SECURITIES  ALL OTHER
                       FISCAL                      COMPEN-      STOCK    UNDERLYING   COMPEN-
NAME AND PRINCIPAL      YEAR     SALARY   BONUS    SATION(1)   AWARDS($)  OPTIONS(#)  SATION(2)
POSITION


Michael F. Adler       1994     $153,246        -    $17,373           -           -     $5,119
  President and Chief  1993      145,423  $10,000    $15,847           -           -     11,486
  Executive Officer    1992      125,000   20,009    $17,821           -           -      5,645

Frank M. Montano       1994     $148,246        -          -           -           -    $14,353
  Executive Vice       1993      145,558  $15,000          -           -           -     54,028
President and Chief    1992       46,488        -          -           -     200,000      1,114
  Operating Officer

David A. Mason         1994     $111,861        -          -           -           -     $3,117
  Executive Vice       1993      102,185  $ 7,500          -           -           -      5,994
  President - Finance, 1992       95,000   12,575          -           -           -      2,375
Chief Financial
Officer and Treasurer

Robert F. Puccio (3)   1994     $101,622   $7,500          -           -           -    $13,820
  Executive Vice       1993       45,344        -          -     $14,375      75,000     25,101
  President -          1992            -        -          -         (4)           -          -
  Business Development

_________________________

(1) The primary component of "Other Annual Compensation" for Mr. Adler is a car allowance. In 1994, 1993 and 1992, the car allowances were $11,993, $11,907, and $13,980, respectively. "Other Annual Compensation" for the other named executive offices was less than ten percent of their respective annual salaries and bonuses and therefore need not be disclosed.

(2) "All Other Compensation" in 1994 for Messrs. Adler and Mason consists of the Company's contributions for Messrs. Adler and Mason to the Company's defined contribution retirement plan. "All Other Compensation" in 1994 for Mr. Montano consists of $4,293 equivalent to interest at 9% that would have accrued during such period on transition loans made by the Company to Mr. Montano during 1992 and 1993 in connection with his employment by the Company with respect to which no interest is charged, $8,672 representing indebtedness under such loans forgiven by the Company during 1994, and $1,388 representing Company's contribution for Mr. Montano to the Company's defined contribution retirement plan. "All Other Compensation" in 1994 for Mr. Puccio consists of a $10,000 relocation bonus and $3,820 representing the Company's contribution for Mr. Puccio to the Company's defined contribution retirement plan.



(3)  Mr. Puccio commenced employment with the Company on June 30, 1993.

(4) In connection with the commencement of Mr. Puccio's employment with the Company, Mr Puccio was granted 5,000 shares of Common Stock of the Company which are subject to forfeiture if Mr. Puccio leaves the Company's employ prior to June 30, 1996. On June 30, 1993 (the date of grant of the restricted stock award) the shares had an aggregate market value of $14,375 based on the closing sale price of the Common Stock on such date of $2.875 per share as reported on the NASDAQ. At December 31, 1994, the market value of such shares was $11,875 based on the closing sale price of the Common Stock on December 30, 1994 (the last trading date prior to the year-end) of $2.375 per share as reported on the NASDAQ. Mr. Puccio is eligible to receive dividends with respect to such shares when, as and if declared by the Board of Directors on the same basis as other shareholders of the Company.



OPTION EXERCISES AND YEAR-END OPTION VALUES

    No stock options were granted to the named executive officers during the year ended December 31, 1994, and none of the named officers exercised any stock options during such year.


                                 NUMBER OF             VALUE OF UNEXERCISED
                                UNEXERCISED           IN-THE-MONEY OPTIONS AT
                                  OPTIONS               FISCAL YEAR END($)(1)
                                  HELD AT
      NAME                      FISCAL YEAR
                                    END


                        EXERCISABLE    UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE

Michael F. Adler        190,000              -        $96,183       -
Frank M. Montano        100,000        100,000            -         -
David A. Mason           55,000              -        $35,625       -
Robert F. Puccio         25,000         50,000            -         -

____________________

(1) Based on the closing sale price of the Company's Common Stock on December 30, 1994 (the last trading date prior to the year-end) of $2.375 per share as reported on the NASDAQ.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

    On January 1, 1994, Michael F. Adler, the Company's President and Chief Executive Officer, entered into an employment contract effective through December 31, 1996. The Contract is automatically renewed at the end of each fiscal year for an additional three year term unless the Board takes other action. The employment contract provides for a base salary of $150,000 per year, subject to annual review of the Board of Directors. Under the employment contract, Mr. Adler's eligibility for bonus payments for 1994 was based on an incentive formula set forth in the contract. The employment contract calls for Mr. Adler's bonuses for subsequent years to be determined by the Board of Directors. The employment contract also provides that, in the event Mr. Adler's employment is terminated without cause, he will be entitled to salary continuation equal to thirty-six months of the salary he was receiving immediately prior to termination.

    On June 23, 1993, David A. Mason, the Company's Executive Vice President - Finance, Chief Financial Officer and Treasurer, entered into an employment contract effective April 1, 1993 through March 31, 1996. The employment contract provides for a base salary of $104,000 per year, subject to annual review by the Board of Directors. Under the employment contract, Mr. Mason's bonus for 1992 was $10,000 based on an incentive formula set forth in the contract together with an additional discretionary amount awarded by the Board of Directors. The employment contract calls for Mr. Mason's bonuses for subsequent years to be determined by the Board of Directors.

    On January 1, 1994, Frank M. Montano, the Company's Executive Vice President and Chief Operating Officer, entered into an employment contract effective through December 31, 1996. The employment contract provides for a base salary of $145,000 per year, subject to annual review by the Board of Directors. Under the employment contract, Mr. Montano's eligibility for bonus payments for 1994 was based on an incentive formula set forth in the contract. The employment contract calls for Mr. Montano's bonuses for subsequent years to be determined by the Board of Directors.

    On June 30, 1993, Robert F. Puccio, the Company's Executive Vice President - Business Development, entered into an employment contract effective through March 31, 1997. The employment contract provides for an annual base salary of $100,000 during 1994 with increases of $20,000 per year through the term of the contract. Under the employment contract, Mr. Puccio's eligibility for bonus payments for 1993 and 1994 was based on an incentive formula set forth in the contract. The employment contract calls for Mr. Puccio's bonuses for subsequent years to be determined by the Board of Directors. Under the employment contract, Mr. Puccio is also eligible to receive additional bonus amounts based on the number of Company franchise locations opened during each year pursuant to a formula set forth in the employment contract.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee of the Board of Directors are Frank W. Benson, Chairman, Leslie Charm and Douglas M. Thomsen, all of whom are independent non-employee directors. The Committee establishes the compensation of the Chief Executive Officer. Michael F. Adler, President, Chief Executive Officer and Chairman of the Board, sets compensation for all other executive officers but reviews such decisions with the Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE AND MR. ADLER

    COMPENSATION ELEMENTS

    Compensation of the Company's executive officers consists of three principal elements:

                        o Base salaries designed to be competitive in the Company's geographic market and with comparably situated companies;

                        o Annual bonuses which are generally dependent on the Company's profitability for the year, but from time to time discretionary bonuses are granted based on a subjective review of the performance of executive officers and taking into consideration accomplishments which will benefit the Company over the longer term; and

                        o Stock options which are designed to align the executives' interests with long-term interests of the shareholders.

    EXECUTIVE OFFICER COMPENSATION

    Several of the Company's executive officers, including Messrs. Adler, Montano, Mason and Puccio, are employed pursuant to employment contracts which specify base salary and bonus levels. It is the Company's policy to pay base salaries to executive officers in the 25th to 75th percentile for comparable positions for comparably situated companies. Bonuses for executive officers are determined either by the terms of the executive officer's employment contract or by the Board of Directors. Bonuses during 1994 for a number of executive officers were dependent upon the Company achieving specified pre-tax net income levels.

    During 1994, incentive stock options to purchase a total of 30,000 shares of Common Stock were granted to two executive officers of the Company in connection with the commencement of their employment with the Company at exercise prices equal to the market value of the Common Stock on the date of grant. These options become exercisable at the rate of 20% per year and expire five years from the date of grant. No other stock options were granted to executive officers during 1994, as significant stock options were granted to executive officers in prior years and in anticipation of additional stock option grants in connection with the commencement in 1995 of the proposed executive and key employee Stock Ownership Program described elsewhere herein. See "Proposal to Approve the Amendment of the 1992 Performance and Equity Incentive Plan of the Company - Stock Ownership Program Pursuant to the 1992 Plan."

    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    Compensation for the Company's Chief Executive Officer, Michael F. Adler, is determined under the terms of his employment contract with the Company. The employment contract provides for base salary of $150,000 per year, subject to annual review by the Board of Directors. During
1994, Mr. Adler received the base salary under the contract of $150,000. Mr. Adler's bonus compensation for 1994 was also determined pursuant to the employment contract and was dependent upon the Company achieving certain target pre-tax net income levels. The target levels were not reached during 1994, and Mr. Adler did not receive a bonus for such period. The employment contract calls for Mr. Adler's bonuses for subsequent years to be determined by the Board of Directors.

         Compensation Committee:

              Frank W. Benson, Chairman
              Leslie Charm
              Douglas M. Thomsen

         Michael F. Adler, Chief Executive Officer





                COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS

    The following line graph compares the yearly percent change in the cumulative total shareholder return of the Company's Common Stock against the cumulative total return of the Center for Research in Security Prices ("CRSP")
Index for the Nasdaq Stock Market (U.S. Companies) and the CRSP Index for Nasdaq
Retail Trade Stocks for the period of five fiscal years (1990 to 1994). It assumes that $100 was invested on December 31, 1989 in the Company's Common
Stock and in each of the other indices, with all dividends reinvested.



     Date        Company Index    Market Index      Peer Index


   12/29/89         100.000          100.000         100.000
   01/31/90          88.000           91.346          91.487
   02/28/90          68.000           93.862          94.597
   03/30/90          64.000           96.576          99.832
   04/30/90          96.000           93.412         101.071
   05/31/90          72.000          102.214         111.841
   06/29/90          64.000          102.969         113.270
   07/31/90          64.000           97.799         114.606
   08/31/90          60.000           85.462          99.170
   09/28/90          42.000           77.365          88.988
   10/31/90          40.000           74.324          87.800
   11/30/90          56.000           81.404          98.658
   12/31/90          40.000           84.918          98.965
   01/31/91          50.000           94.316         110.172
   02/28/91          52.000          103.392         121.074
   03/28/91          96.000          110.296         137.465
   04/30/91          76.000          111.010         139.663
   05/31/91          82.000          116.092         147.888
   06/28/91          80.000          109.033         142.033
   07/31/91          82.000          115.474         152.753
   08/30/91          76.000          121.203         156.232
   09/30/91          64.000          121.646         160.649
   10/31/91          92.000          125.681         161.089
   11/29/91          76.000          121.471         161.355
   12/31/91          68.000          136.277         187.992
   01/31/92         104.000          144.280         192.367
   02/28/92          88.000          147.552         195.847
   03/31/92          88.000          140.596         186.569
   04/30/92          84.000          134.579         169.170
   05/29/92         100.000          136.341         166.367
   06/30/92         148.000          130.933         155.614
   07/31/92         136.000          135.563         160.670
   08/31/92         164.000          131.413         151.015
   09/30/92         152.000          136.286         162.344
   10/30/92         136.000          141.661         166.751
   11/30/92         136.000          152.926         174.593
   12/31/92         128.000          158.579         176.922
   01/29/93         192.000          163.096         173.543
   02/26/93         216.000          156.988         164.363
   03/31/93         208.000          161.555         167.525
   04/30/93         168.000          154.656         157.593
   05/28/93         208.000          163.866         165.809
   06/30/93         184.000          164.635         165.587
   07/30/93         184.000          164.850         168.632
   08/31/93         160.000          173.372         178.220
   09/30/93         136.000          178.491         183.707
   10/29/93         200.000          181.443         191.017
   11/30/93         160.000          176.026         183.743
   12/31/93         176.000          180.933         187.066
   01/31/94         184.000          186.419         186.708
   02/28/94         168.000          184.722         182.959
   03/31/94         168.000          173.354         172.078
   04/29/94         192.000          171.108         172.359
   05/31/94         176.000          171.545         168.443
   06/30/94         152.000          165.292         164.997
   07/29/94         144.000          168.680         165.216
   08/31/94         132.000          179.417         177.610
   09/30/94         132.000          178.960         180.347
   10/31/94         128.000          182.412         182.537
   11/30/94         160.000          176.360         175.660
   12/30/94         152.000          176.907         170.535



         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In September 1983, Foto Fair International, Inc. ("FFI"), a wholly-owned subsidiary of Progressive, merged into the Company. Progressive is 98% owned by Michael F. Adler and his family. Mr. Adler is President, Chief Executive Officer and Chairman of the Board of Directors of the Company, and a director and executive officer of Progressive. In connection with such merger, the Company acquired the business and assets of FFI, which primarily was the management by FFI of the businesses of National Photo Labs, Inc. ("NPL") and National Photo Labs II, Inc. ("NPL II"), both of which were engaged in the one-hour photo processing business. Directors and executive officers of the Company own 16% of the outstanding common stock of NPL and 23% of the outstanding common stock of NPL II. NPL and NPL II together own four one-hour photo processing stores. The stores owned by NPL and NPL II are now managed by the Company pursuant to management agreements and are operated as One Hour MotoPhoto stores under franchise agreements. The management agreements provide for an annual incentive fee based on cash generated. The franchise agreements provide for a monthly royalties equal to the greater of 5% of net sales or $1,000 per store. During the year ended December 31, 1994, the Company earned from NPL and NPL II royalties and incentive fees of $154,734. Total revenues from NPL and NPL II, including all royalties and incentive fees paid and revenues derived from the sale by the Company to NPL and NPL II of operating supplies and merchandise, were approximately $395,000, which constituted approximately 1.0% of the Company's total revenues.

    The terms of the merger of FFI and the Company described above were all determined by arms' length negotiation between the Company and Progressive, prior to Progressive's becoming a shareholder of the Company. The merger with FFI was approved by the shareholders of the Company.

    The Company's corporate offices are located at 4444 Lake Center Drive, Dayton, Ohio 45426. The building in which the Company's offices are located is 76% owned by Michael F. Adler, members of Mr. Adler's family, David A. Mason, and Leonard S. Swartz. Such offices, consisting of approximately 33,000 square feet on approximately 2.4 acres of land, have been leased by the Company pursuant to a lease agreement which commenced on July 1, 1989 and which has been extended through 1999. In July 1990, the lease terms were amended to provide for rent payable as follows: $12,792 per month through June 1992; $16,097 per month from July 1992 through June 1994; and $18,083 per month from July 1994 through June 1999. During 1994, the Company made lease payments totaling $209,940.

    Jacob A. Myers, an officer and director of the Company, is a shareholder, director and principal in the law firm of Myers and Frayne Co., L.P.A. ("Myers and Frayne"). The Company uses the services of the firm on an ongoing basis. During 1994, the Company paid fees of $79,484 to Myers and Frayne, which exceeded five percent of the total revenues of Myers and Frayne during such period.

    Pursuant to the employment contract for Frank M. Montano when he joined the Company in 1992, the Company advanced him moving expenses, the cost of temporary housing in Dayton for a limited period of time, and a monthly living allowance until Mr. Montano's home was sold. In connection with this arrangement, upon the sale of his home in 1993, Mr. Montano executed a promissory note for $52,036, the amount of the moving expenses and temporary housing and living allowances; so long as Mr. Montano is still employed by the Company, one-sixth of the principal will be forgiven on each anniversary date of the sale of his home.

    The foregoing transactions were and all future transactions with or loans to officers, directors, key employees or their affiliates will be approved by a majority of the members of the Board of Directors who were not officers of the Company and/or were not interested in the transaction.

    Harry D. Loyle is a shareholder, officer and director in three One Hour MotoPhoto franchisees -- Corral Photographic Corporation, B&H Management Services, Inc., and The Positive Negative, Inc. Each such franchisee owns and operates one store under a One Hour MotoPhoto franchise agreement which provides for a royalty fee of six percent of net retail sales. During 1994, these three franchisees paid royalty and advertising fees of $57,604. Total revenues derived by the Company from such stores were $327,218, which constituted approximately 0.8% of the Company's total revenues.

    In addition, Mr. Loyle is owner and President of ProMoto Management Corporation, which acts as an area developer for the Company pursuant to an area development agreement. As Area Developer, ProMoto Management Corporation receives a portion of the initial franchise fee as compensation for the recruitment of a franchisee in its area and also receives a portion of the royalty paid to the Company by any franchised store in its area (including the stores owned by the three franchisees named above) as compensation for performing training, marketing, quality control and other services which would otherwise be performed by the Company. During 1994, the Company paid ProMoto Management Corporation fees of $228,019. The terms of the Company's area development agreement with ProMoto Management Corporation are the same as those in the agreements of most of the Company's other area developers.

    Jay Adler, son of Michael F. Adler, President, Chairman of the Board and Chief Executive Officer of the Company, is President of Franchise Development and Management Corporation, which acts as an area developer for the Company pursuant to an area development agreement. During 1994, the Company paid Franchise Development and Management Corporation fees of $198,531. The terms of the Company's area development agreement with Franchise Development and Management Corporation are on substantially the same terms as those offered to the Company's other area developers during the period in which the agreement was entered into.

            INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    Ernst & Young LLP, independent certified public accountants, have been reappointed by the Board of Directors of the Company as independent auditors for the Company and it subsidiaries to examine and report on its financial statements for 1994. Ernst & Young LLP have been auditors of the accounts of the Company since November 1983. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                   PROPOSALS OF SHAREHOLDERS

    The Board of Directors will consider proposals of shareholders intended to be presented for action at the 1996 Annual Meeting of Shareholders. According to the rules of the Securities and Exchange Commission, such proposals shall be included in the Company's Proxy Statement if they are received in a timely manner and if certain other requirements are met. For a shareholder proposal to be included in the Company's Proxy Statement relating to the 1996 Annual Meeting, a written proposal complying with the requirements established by the Securities and Exchange Commission must be received at the Company's principal executive offices, located at 4444 Lake Center Drive, Dayton, Ohio 45426, no later than January 6, 1996. If the date of next year's shareholders' meeting is advanced by more than 30 days or delayed for more than 90 days, the Company will advise all shareholders of the change in the date by which shareholder proposals must be received.

                         OTHER MATTERS

    The Board of Directors does not know of any matters to be presented for action at the meeting other than those listed in the Notice of Meeting and referred to in this Proxy Statement. If any other matters properly come before the meeting or any adjournment of the meeting, the persons named on the accompanying proxy intend to vote the shares represented by them in accordance with the recommendations of the Board of Directors.


                        MOTO PHOTO, INC.
           4444 LAKE CENTER DRIVE, DAYTON, OHIO 45426
                             PROXY
  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael F. Adler, David A. Mason and Jacob A. Myers as Proxies, or any of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Voting Common Stock of Moto Photo, Inc. (the "Company"), held of record by the undersigned on May 1, 1995, at the Annual Meeting of Shareholders to be held on June 28, 1995, or any adjournment thereof.

1.   ELECTION OF DIRECTORS

"  FOR the nominees listed below (except     "  WITHHOLD AUTHORITY to vote for
     as marked to the contrary in " below)         all nominees listed below

     "  Adler  "  Benson "  Charm  "  Dawes  "  Mason  "  Myers
     "  Thomsen"  Loyle

2. Proposal to approve the amendment of the 1992 Performance and Equity Incentive Plan of the Company.

     " For     " Against      " Abstain

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.




This proxy, when properly executed, will be voted as specified by the shareholders. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES LISTED IN ITEM 1, AND FOR THE PROPOSAL LISTED IN
ITEM 2. If any other matters are brought before the meeting or if a nominee for election as a director named in the proxy statement is unable to serve or for good cause will not serve, the proxy will be voted in accordance with the recommendations of the Board on such matters or for such substitute nominees as the Board may recommend.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares represented by this proxy.

                              Date _______________________________

                              ____________________________________
                              (Signature of Shareholder)

                              ____________________________________
                              (Signature of Joint Shareholder, if any)



Please date this proxy, sign EXACTLY as name appears on this proxy and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. If shares are registered in more than one name, signatures of all such persons are required.

        APPENDIX TO PROXY STATEMENT OF MOTO PHOTO, INC.
      CONTAINING SUPPLEMENTAL INFORMATION REQUIRED TO BE
       PROVIDED TO THE SECURITIES AND EXCHANGE COMMISSION

     The following is information required to be provided to the Securities and Exchange Commission in connection with the Definitive Proxy Materials of Moto Photo, Inc. in connection with 1995 Annual Meeting of Shareholders of the Company. This information is not deemed to be a part of the Proxy Statement and will not be provided to shareholders in connection with the Proxy Statement.

1. The Company anticipates that the Definitive Proxy Materials will be mailed to the shareholders on or about May 5, 1995.

2.   The following information is provided pursuant to Instruction 5, Item 10 of
Schedule 14A: The shares of Common Stock issuable by the Company pursuant to the 1992 Performance and Equity Incentive Plan of the Company (the "1992 Plan") are covered by the Company's Registration Statement on Form S-8 (File No. 33-53188). In connection with the proposed increase in the number of shares authorized for issuance pursuant to the 1992 Plan discussed in the Proxy Statement, the Company anticipates that the Registration Statement will be post-effectively amended to add such increased number of shares.

3. The complete text of the 1992 Plan is set forth below as required by Instruction 3, Item 10 of Schedule 14A.

      1992 MOTO PHOTO PERFORMANCE & EQUITY INCENTIVE PLAN

          1. PURPOSE. The purpose of the 1992 Moto Photo Performance and Equity Incentive Plan (herein referred to as the "Plan") is to promote and advance the interest of Moto Photo, Inc. (the "Company") and its shareholders by enabling the Company to attract, retain and reward managerial and other key employees and to strengthen the mutuality of interests between such employees and the Company's shareholders. The Plan is designed to meet this intent by offering performance-based stock and cash incentives and other equity-based incentive awards thereby providing a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

          2. DEFINITIONS. For purposes of the Plan, the following terms shall have the meanings set forth below:

               (a) "Award" or "Awards" means an award or grant made to a Participant under Sections 6 through 10, inclusive, of the Plan.

               (b)  "Board" means the Board of Directors of the Company.

               (c) "Code" means the Internal Revenue Code of 1986, as in effect from time to time or any successor thereto, together with rules, regulations and interpretations promulgated thereunder.

               (d) "Committee" means the Committee of the Board constituted as provided in Section 3 of the Plan.

               (e) "Common Stock" means the Voting Common Stock, par value $0.01 per share, of the Company or any security of the Company issued in substitution, exchange or lieu thereof.

               (f) "Company" means Moto Photo, Inc., a Delaware corporation, or any successor corporation.

               (g) "Deferred Compensation Stock Option" means any Stock Option granted pursuant to the provisions of Section 6 of the Plan that is specifically designated as such.

               (h) "Disability" means disability as determined by the Committee in accordance with standards and procedures similar to those under the Company's long-term disability plan.

               (i) "Exchange Act" means the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute.

               (j) "Fair Market Value" means the closing "asked" price of the shares in the over-the-counter market on the date on which such value is to be determined or, if such asked price is not available, the last sales price on such day or, if no shares were traded on such day, on the next preceding day on which the shares were traded, as reported by the National Association of Securities Dealers Automatic Quotation System (NASDAQ) or other national quotation service. If the shares are listed on a national securities exchange, Fair Market Value means the closing price of the shares on such national securities exchange on the day on which such value is to be determined or, if no shares were traded on such day, on the next preceding day on which shares were traded, as reported by National Quotation Bureau, Inc. or other national quotation service. If at any time shares of Common Stock are not traded on an exchange or in the over-the-counter market, Fair Market Value shall be the value determined by the Committee, taking into consideration those factors affecting or reflecting value which they deem appropriate. For purposes of determining the exercise price of an Incentive Stock Option, Fair Market Value shall not under any circumstances exceed the amount contemplated by Section 422(b)(4) of the Code.

               (k) "Incentive Stock Option" means any Stock Option granted pursuant to the provisions of Section 6 of the Plan that is intended to be and is specifically designated as an "incentive stock option" within the meaning of Section 422 of the Code.

               (l) "Non-Qualified Stock Option" means any Stock Option granted pursuant to the provisions of Section 6 of the Plan that is not an Incentive Stock Option.

               (m) "Participant" means an employee of the Company or a Subsidiary who is granted an Award under the Plan.

               (n) "Performance Award" means an Award granted pursuant to the provisions of Section 9 of the Plan the vesting of which is contingent on performance attainment.

               (o) "Performance Equity Grant" means an Award of units representing shares of Common Stock granted pursuant to the provisions of
     Section 9 of the Plan.

               (p) "Performance Unit Grant" means an Award of monetary units granted pursuant to the provisions of Section 9 of the Plan.

               (q) "Plan" means this 1992 Moto Photo Performance and Equity Incentive Plan of the Company, as set forth herein and as it may be hereafter amended and from time to time in effect.

               (r) "Restricted Award" means an Award granted pursuant to the provisions of Section 8 of the Plan.

               (s) "Restricted Stock Grant" means an Award of shares of Common Stock granted pursuant to the provisions of Section 8 of the Plan.

               (t) "Restricted Unit Grant" means an Award of units representing shares of Common Stock granted pursuant to the provisions of Section 8 of the Plan.

               (u) "Retirement" means retirement from active employment with the Company and its Subsidiaries on or after the normal retirement date specified in the Company's retirement plan for salaried employees or such earlier retirement date as approved by the Committee for purposes of this Plan.

               (v) "Stock Appreciation Right" means an Award to benefit from the appreciation of Common Stock granted pursuant to the provisions of
     Section 7 of the Plan.

               (w) "Stock Option" means an Award to purchase shares of Common Stock granted pursuant to the provisions of Section 6 of the Plan.

               (x) "Subsidiary" means any corporation or entity in which the Company directly or indirectly controls 50% or more of the total voting power of all classes of its stock having voting power.

          3.   ADMINISTRATION.

               (a) The Plan shall be administered by the Committee to be appointed from time to time by the Board and comprised of not less than two of the then members of the Board, provided that all of the members of the Committee shall be persons who qualify to administer the Plan as contemplated by Rule 16b-3(c)(2) of the Exchange Act or any successor provision. Members of the Committee shall serve at the pleasure of the Board and the Board may from time to time remove members from, or add members to, the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business. Action approved in writing by a majority of the members of the Committee then serving shall be fully effective as if the action had been taken by unanimous vote at a meeting duly called and held.

               (b) The Committee is authorized to construe and interpret the Plan to promulgate, amend and rescind rules and regulations relating to the implementation of the Plan and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may designate persons other than members of the Committee to carry out its responsibilities under such conditions and limitations as it may prescribe, except that the Committee may not delegate its authority with regard to selection for participation of, and the granting of Awards to, persons subject to Sections 16(b) of the Exchange Act. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive and binding upon all persons participating in the Plan and any person validly claiming under or through persons participating in the Plan. The Committee's powers include, but are not limited to, modifications, procedures and subplans as are necessary to comply with provisions of the laws of foreign countries in which the Company and its subsidiaries may operate to assure the viability of the benefits of Awards made to Participants employed in such countries and to meet the intent of the Plan. The Company shall effect the granting of Awards under the Plan in accordance with the determinations made by the Committee, by execution of instruments in writing in such form as approved by the Committee.

          4.   PLAN DURATION; COMMON STOCK SUBJECT TO PLAN.

               (a) Term. The Plan shall terminate on July 15, 2002, except with respect to Awards then outstanding.

               (b) Shares of Common Stock Subject to Plan. The maximum number of shares of Common Stock in respect of which Awards may be granted under the Plan, subject to adjustment as provided in Section 15 of the Plan, is 500,000.

               If any Awards are forfeited, terminated, expire unexercised, settled in cash in lieu of stock or exchanged for other Awards, the shares of Common Stock which were theretofor subject to such Awards shall again be available for Awards under the Plan to the extent of such forfeiture or expiration of such Awards. Further, any shares of Common Stock which are used as full or partial payment to the Company by a Participant of the purchase price of shares of Common Stock upon exercise of a Stock Option shall again be available for Awards under the Plan, as shall any shares covered by Stock Appreciation Rights which are not issued as payment upon exercise.

               Common Stock which may be issued under the Plan may be either authorized and unissued shares or issued shares which have been reacquired by the Company. No fractional shares of Common Stock shall be issued under the Plan.

          5. ELIGIBILITY. Persons eligible for Awards under the Plan shall consist of managerial and other key employees of the Company and/or its Subsidiaries who hold positions of significant responsibilities or whose performance or potential contribution, in the sole judgment of the Committee, will benefit the future success of the Company.

          6. STOCK OPTIONS. Stock Options granted under the Plan may be in the form of Incentive Stock Options, Non-Qualified Stock Options or Deferred Compensation Stock Options and such Stock Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall deem desirable:

               (a) Grant. Stock Options may be granted under the Plan on such terms and conditions not inconsistent with the Provisions of the Plan and in such form as the Committee may from time to time approve. Stock Options may be granted alone, in addition to or in tandem with other Awards under the Plan.

               (b) Stock Option Price. The option exercise price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant, but in no event shall the exercise price of an Incentive Stock Option be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of the grant of such Stock Option.

               (c) Option Term. The term of each Stock Option shall be fixed by the Committee; except that the term of Incentive Stock Options shall not exceed ten (10) years after the date the Incentive Stock Option is granted.

               (d) Exercisability. A Stock Option shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the date of grant. Except as provided in
     Section 13 of this Plan, no Stock Option may be exercised unless the holder thereof is at the time of such exercise in the employ of the Company or a Subsidiary and has been continuously so employed since the date such Stock Option was granted.

               (e) Method of Exercise. A Stock Option may be exercised, in whole or in part, by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price in cash or, if acceptable to the Committee in its sole discretion, in shares of Common Stock already owned by the Participant, or by surrendering outstanding Awards denominated in stock or stock units. Subject to Section 6(h) of this Plan, the Committee may also permit Participants, either on a selective or aggregate basis, to simultaneously exercise Options and sell the shares of Common Stock thereby acquired, pursuant to a brokerage or similar arrangement, approved in advance by the Committee, and use the proceeds from such sale as payment of the purchase price of such shares.

               (f) Special Rules for Incentive Stock Options. With respect to Incentive Stock Options granted under the Plan, the following additional provisions shall apply:

                         (i) The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the number of shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year shall not exceed One Hundred Thousand Dollars ($100,000) or such other limit as may be required by the Code;

                         (ii) If at the time an Incentive Stock Option is granted, the Participant owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of Company, then the terms of the Incentive Stock Option shall specify that the exercise price shall be at least 110% of the Fair Market Value of the Common Stock subject to the Incentive Stock Option and such Incentive Stock Option shall not be exercisable after the expiration of five (5) years from the date granted; and

                         (iii) The Committee shall include any other terms and conditions as may be required in order that the Incentive Stock Options qualify under Section 422 of the Code or successor provision.

               (g) Deferred Compensation Stock Options. Deferred Compensation Stock Options are intended to provide a means by which compensation payments can be deferred to future dates. The number of shares of Common Stock subject to a Deferred Compensation Stock Option shall be determined by the Committee, in its sole discretion, in accordance with the following formula:

     Amount of Compensation to be Deferred =  Number of (Fair Market Value -
     Exercise Price)   Optioned Shares

     Amounts of compensation deferred may include amounts earned under Awards granted under the Plan or under any other compensation plan, program or arrangement of the Company as permitted by the Committee.

               Deferred Compensation Stock Options will be granted only if the Committee has reasonably determined that a recipient of such an option will not be deemed at the date of grant to be in receipt of the amount of income being deferred for purposes of the Code.

               (h) Six Month Holding Period. Common Stock acquired upon exercise of any Stock Option shall not be disposed of by the Participant until after six months elapse from the date the Stock Option was granted.

          7. STOCK APPRECIATION RIGHTS. The grant of Stock Appreciation Rights under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the express terms of the Plan, as the Committee shall deem desirable:

               (a) Stock Appreciation Rights. A Stock Appreciation Right is an Award entitling a Participant to receive an amount equal to (or if the Committee shall determine at the time of grant, less than) the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the Fair Market Value of a share of Common Stock on the date of grant of the Stock Appreciation Right, or such other price as set by the Committee, multiplied by the number of shares of Common Stock with respect to which the Stock Appreciation Right shall have been exercised.

               (b) Grant. A Stock Appreciation Right may be granted in tandem with, in addition to or completely independent of a Stock Option or any other Award under the Plan.

               (c) Exercise. A Stock Appreciation Right may be exercised by a Participant in accordance with procedures established by the Committee, except that in no event shall a Stock Appreciation Right be exercisable within the first six (6) months after the date of grant, except in the event of the death or Disability of the Participant. In the case of an officer who is subject to Section 16(b) of the Exchange Act, no payment in the form of cash may be made upon the exercise of a Stock Appreciation Right unless such exercise is made during the period beginning on the third business day and ending on the twelfth business day following the date of release for publication of the Corporation's quarterly or annual statement of earnings, or unless the Committee has provided that the Stock Appreciation Right shall be automatically exercised on one or more specified dates outside of the control of the Participant.

               (d) Form of Payment. Payment upon exercise of a Stock Appreciation Right may be made in cash, in shares of Common Stock, a Deferred Compensation Stock Option or any combination thereof, as the Committee shall determine; provided, however, that any Stock Appreciation Right exercised upon or subsequent to the occurrence of a Change in Control (as defined in Section 16) shall be paid in cash.

          8. RESTRICTED AWARDS. Restricted Awards granted under the Plan may be in the form of either Restricted Stock Grants or Restricted Unit Grants. Restricted Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall deem desirable:

               (a) Restricted Stock Grants. A Restricted Stock Grant is an Award of shares of Common Stock transferred to a Participant subject to such terms and conditions as the Committee deems appropriate, including, without limitation, restrictions on the sale, assignment, transfer or other disposition of such shares and the requirement that the Participant forfeit such shares back to the Company upon termination of employment for specified reasons within a specified period of time.

               (b) Restricted Unit Grants. A Restricted Unit Grant is an Award of units (with each unit having a value equivalent to one share of Common Stock) granted to a Participant subject to such terms and conditions as the Committee deems appropriate, including, without limitation, the requirement that the Participant forfeit such units upon termination of employment for specified reasons within a specified period of time.

               (c) Grants of Awards. Restricted Awards may be granted under the Plan in such form and on such terms and conditions as the Committee may from time to time approve. Restricted Awards may be granted alone, in addition to or in tandem with other Awards under the Plan. Subject to the terms of the Plan, the Committee shall determine the number of Restricted Awards to be granted to a Participant and the Committee may impose different terms and conditions on any particular Restricted Award made to any Participant. Each Participant receiving a Restricted Stock Grant shall be issued a stock certificate in respect of such shares of Common Stock. Such certificate shall be registered in the name of such Participant, shall be accompanied by a stock power duly executed by such Participant, shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award, and shall be held in custody by the Company until the restrictions thereon shall have lapsed.

               (d) Restriction Period. Restricted Awards shall provide that in order for a Participant to vest in such Awards, the Participant must remain in the employment of the Company or its Subsidiaries, subject to relief for specified reasons, for such time period commencing on the date of the Award and ending on such later date or dates as the Committee may designate at the time of the Award ("Restriction Period"). During the Restriction period, a Participant may not sell, assign, transfer, pledge, encumber or otherwise dispose of shares of Common Stock received under a Restricted Stock Grant. The Committee, in its sole discretion, may provide for the lapse of restrictions in installments during the Restriction Period. Upon expiration of the applicable Restriction period (or lapse of restrictions during the Restriction Period where the restrictions lapse in installments) the Participant shall be entitled to receive his or her Restricted Award or portion thereof, as the case may be; provided, however, Common Stock received upon payment of a Restricted Award shall not be disposed of by the Participant until after six months elapse from the date the Restricted Award was granted.

               (e) Payment of Awards. A Participant shall be entitled to receive payment for a Restricted Unit Grant (or portion thereof) in an amount equal to the aggregate Fair Market Value of the shares of Common Stock covered by such Award upon expiration of the applicable Restriction Period. Payment in settlement of a Restricted Unit Grant shall be made as soon as practicable following the conclusion of the respective Restriction Period in cash, in shares of Common Stock equal to the number of units granted under the Restricted Unit Grant with respect to which such payment is made, a Deferred Compensation Stock Option or in any combination thereof, as the Committee in its sole discretion shall determine. With respect to a Restricted Stock Grant, the Committee may also, in its discretion, permit a Participant to elect to receive, in lieu of shares of unrestricted stock at the conclusion of a Restriction Period, a cash payment equal to the Fair Market Value of the Restricted Stock vesting on the date the restrictions lapse.

               (f) Rights as a Shareholder. A Participant shall have, with respect to the shares of Common Stock received under a Restricted Stock Grant, all of the rights of a shareholder of the Company, including the right to vote the shares, and the right to receive any cash dividends. Stock dividends issued with respect to the shares covered by a Restricted Stock Grant shall be treated as additional shares under the Restricted Stock Grant and shall be subject to the same restrictions and other terms and conditions that apply to shares under the Restricted Stock Grant with respect to which such dividends are issued.

          9. PERFORMANCE AWARDS. Performance Awards granted under the Plan may be in the form of either Performance Equity Grants or Performance Unit Grants. Performance Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall deem desirable:

               (a) Performance Equity Grants. A Performance Equity Grant is an Award of units (with each unit equivalent in value to one share of Common Stock) granted to a Participant subject to such terms and conditions as the Committee deems appropriate, including, without limitation, the requirement that the Participant forfeit such units or a portion of such units in the event certain performance criteria are not met within a designated period of time.

               (b) Performance Unit Grants. A Performance Unit Grant is an Award of units (with each unit representing such monetary amount as designated by the Committee) granted to a Participant subject to such terms and conditions as the Committee deems appropriate, including, without limitation, the requirement that the Participant forfeit such units or a portion of such units in the event certain performance criteria are not met within a designated period of time.

               (c) Grants of Awards. Performance Awards may be granted under the Plan in such form as the Committee may from time to time approve. Performance Awards may be granted alone, in addition to or in tandem with other Awards under the Plan. Subject to the terms of the Plan, the Committee shall determine the number of Performance Awards to be granted to a Participant and the Committee may impose different terms and conditions on any particular Performance Award made to any Participant.

               (d) Performance Goals and Performance Periods. Performance Awards shall provide that in order for a Participant to vest in such Awards the Company and/or the individual Participant, or his or her division or unit, must achieve certain performance goals ("Performance Goals") over a designated performance period ("Performance Period") having a minimum duration of two years. The Performance Goals and Performance Period shall be established by the Committee, in its sole discretion. The Committee shall establish Performance Goals for each Performance Period before, or as soon as practicable after, the commencement of the Performance Period. The Committee shall also establish a schedule or schedules for such Performance Period setting forth the portion of the Performance Award which will be earned or forfeited based on the degree of achievement of the Performance Goals actually achieved or exceeded. In setting Performance Goals, the Committee may use such measures of performance in such manner as it deems appropriate, such as, for example, return on equity, earnings growth, revenue growth, comparisons to peer companies or prior period performance of the Participant or his or her division or unit. During the Performance Period, the Committee shall have the authority to adjust upward or downward the Performance Goals in such manner as it deems appropriate.

               (e) Payment of Awards. In the case of a Performance Equity Grant, the Participant shall be entitled to receive payment for each unit earned in an amount equal to the aggregate Fair Market Value of the shares of Common Stock covered by such Award at the time such Award is vested or otherwise required to be settled in accordance with its terms. In the case of a Performance Unit Grant, the Participant shall be entitled to receive payment for each unit earned in an amount equal to the dollar value of each unit times the number of units earned. Payment in settlement of a Performance Award shall be made as soon as practicable following the conclusion of the respective Performance Period in cash, in shares of Common Stock, a Deferred Compensation Stock Option or in any combination thereof, as the Committee in its sole discretion shall determine.

          10.  OTHER STOCK-BASED AND COMBINATION AWARDS.

               (a) The Committee may grant other Awards under the Plan pursuant to which Common Stock is or may in the future be acquired, or Awards denominated in stock units, including ones valued using measures other than market value. Such Other Stock-Based Grants may be granted either alone, in addition to or in tandem with any other type of Award Granted under the Plan.

               (b) The Committee may also grant Awards under the Plan in tandem or combination with other Awards or in exchange of Awards, or in tandem or combination with, or as alternatives to grants or rights under any other employee plan of the Company, including the plan of any acquired entity.

               (c) Subject to the provisions of the Plan, the Committee shall have authority to determine the individuals to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be granted or covered pursuant to such Awards, and any and all other conditions and/or terms of the Awards.

          11. DEFERRAL ELECTIONS. The Committee may permit a Participant to elect to defer his or her receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to such Participant by virtue of the earn out or exercise of an Award made under the Plan. If any such election is permitted, the Committee shall establish rules and procedures for such payment deferrals, including, but not limited to, the possible (a) payment or crediting of reasonable interest on such deferred amounts credited in cash,
(b) the payment or crediting of dividend equivalents in respect of deferrals credited in units of Common Stock, and (c) granting of Deferred Compensation Stock Options.

          12. DIVIDEND EQUIVALENTS. Awards of Stock Options, Stock Appreciation Rights, Restricted Unit Grants, Performance Equity Grants, and other stock-based Awards may, in the discretion of the Committee, earn dividend equivalents. In respect of any such Award which is outstanding on a dividend record date for Common Stock, the Participant may be credited with an amount equal to the amount of cash or stock dividends that would have been paid on the shares of Common Stock covered by such Award had such covered shares been issued and outstanding on such dividend record date. The Committee shall establish such rules and procedures governing the crediting of dividend equivalents, including the timing, form of payment and payment contingencies of such dividend equivalents, as it deems are appropriate or necessary.

          13. TERMINATION OF EMPLOYMENT. The terms and conditions under which an Award may be exercised after a Participant's termination of employment shall be determined by the Committee.

          In the case of an Incentive Stock Option, such Award shall expire no later than the date three months after the termination of the Participant's employment for any reason other than death or Disability. In the event of termination of the Participant's employment by reason of death or Disability, the Incentive Stock Option shall expire on the earlier of the expiration of (i) the date specified in the Award which in no event shall be later than 12 months after the date of such termination, or (ii) the term specified in Section 6(c) of this Plan.

          Notwithstanding any other provision to the contrary, in the event a Participant's employment with the Company or a Subsidiary terminates for any reason within six (6) months of the date of grant of any Award held by the Participant, such Award shall expire as of the date of such termination of employment and the Participant and the Participant's legal representative or beneficiary shall forfeit any and all rights pertaining to such Award.

          14. NON-TRANSFERABILITY OF AWARDS. No Award under the Plan, and no rights or interests therein, shall be assignable or transferable by a Participant except by will or the laws of descent and distribution. During the lifetime of a Participant, Stock Options and Stock Appreciation Rights are exercisable only by, and payments in settlement of Awards will be payable only to, the Participant or his legal representative.

          15.  ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, ETC.

               (a) The existence of the Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Company's capital stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

               (b) In the event of any change in capitalization affecting the Common Stock of the Company, such as a stock dividend, stock split, recapitalization, merger, consolidation, split-up, combination or exchange of shares or other form of reorganization, or any other change affecting the Common Stock, such proportionate adjustments, if any, as the Board in its discretion may deem appropriate to reflect such change shall be made with respect to the aggregate number of shares of Common Stock for which Awards in respect thereof may be granted under the Plan, the maximum number of shares of Common Stock which may be sold or awarded to any Participant, the number of shares of Common Stock covered by each outstanding Award, and the price per share in respect of outstanding Awards.

               (c) The Committee may also make such adjustments in the number of shares covered by, and the price or other value of any outstanding Awards in the event of a spin-off or other distribution (other than normal cash dividends) of Company assets to shareholders. In the event that another corporation or business entity is being acquired by the Company, and the Company agrees to assume outstanding employee stock options and/or stock appreciation rights and/or the obligation to make future grants of options or rights to employees of the acquired entity, the aggregate number of shares of Common Stock available for Awards under Section 4 of the Plan may be increased accordingly.

          16.  CHANGE IN CONTROL.

               (a) In the event of a Change in Control (as defined below) of the Company, and except as the Board may expressly provide otherwise, (i) all Stock Options and Stock Appreciation Rights then outstanding shall become fully exercisable as of the date of the Change in Control, whether or not then exercisable, (ii) all restrictions and conditions of all Restricted Stock Grants and Restricted Unit Grants then outstanding shall be deemed satisfied as of the date of the Change in Control, and (iii) all Performance Equity Grants and Performance Unit Grants shall be deemed to have been fully earned as of the date of the Change in Control, subject to the limitation that any Award which has been outstanding less than six (6) months on the date of the Change in Control shall not be afforded such treatment.

               (b) A "Change in Control" of the Company shall have occurred if, after the date of approval of this Plan by the Shareholders of Company, any Acquiring Person (other than the Company, any Subsidiary, any employee benefit plan of the Company or of any Subsidiary, or any person or entity organized, appointed or established by the Company or any Subsidiary for or pursuant to the terms of any such plans), alone or together with its Affiliates and Associates, shall become the beneficial owner of thirty-five percent (35%) or more of the shares of Common Stock then outstanding (except pursuant to an offer for all outstanding shares of the Company's Common Stock at a price and upon such terms and conditions as a majority of the Continuing Directors determine to be in the best interests of the Company and its shareholders, (other than the Acquiring Person or any Affiliate or Associate thereof on whose behalf the offer is being made)), and the Continuing Directors no longer constitute a majority of the Board.

               (c) "Acquiring Person" means any person (any individual, firm, corporation or other entity) who or which, together with all Affiliates and Associates, shall be the beneficial owner of a substantial block of the Company's Common Stock.

               (d) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

               (e) "Continuing Director" means (i) any individual who is a member of the Board, while such individual is a member of the Board, who is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a representative or nominee of an Acquiring Person or of any such Affiliate or Associate and was a member of the Board prior to the occurrence of the Change in Control date, or (ii) any successor of a Continuing Director, while such successor is a member of the Board, and who is not an Acquiring Person, or an Affiliate or Associate, and is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors.

          17. AMENDMENT AND TERMINATION. Without further approval of the shareholders, the Board may at any time terminate the Plan, or may amend it from time to time in such respects as the Board may deem advisable, except that the Board may not, without approval of the shareholders, make any amendment which would (i) increase the aggregate number of shares of Common Stock which may be issued under the Plan (except for adjustments pursuant to Section 15 of the Plan), (ii) materially modify the requirements as to eligibility for participation in the Plan, or (iii) materially increase the benefits accruing to Participants under the Plan. The above notwithstanding, the Board may amend the Plan to take into account changes in applicable securities, federal income tax laws and other applicable laws. Further, should the provisions of Rule 16b-3, or any successor rule, under the Exchange Act be amended, the Board may amend the Plan in accordance with any modifications to this rule.

          18.  MISCELLANEOUS.

               (a) Tax Withholding. The Company shall have the right to deduct from any settlement, including the delivery or vesting of shares, made under the Plan any federal, state or local taxes of any kind required by law to be withheld with respect to such payments or to take such other action as may be necessary in the opinion of the Company to satisfy all obligation for the payment of such taxes. If Common Stock is used to satisfy tax withholding, such stock shall be valued based on the Fair Market Value when the tax withholding is required to be made.

               (b) No Right to Employment. Neither the adoption of the Plan nor the granting of any Award shall confer upon any employee of the Company or any Subsidiary any right to continued employment with the Company or any Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the employment of any of its employees at any time, with or without cause.

               (c) Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Any liability of the Company to any person with respect to any Award under the Plan shall be based solely upon any contractual obligations that may be effected pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

               (d) Payments to Trust. The Committee is authorized to cause to be established a trust agreement or several trust agreements whereunder the Committee may make payments of amounts due or to become due to Participants in the Plan.

               (e) Annulment of Awards. The grant of any Award under the Plan payable in cash is provisional until cash is paid in settlement thereof. The grant of any Award payable in Common Stock is provisional until the Participant becomes entitled to the certificate in settlement thereof. In the event the employment of a Participant is terminated for cause (as defined below), any Award which is provisional shall be annulled as of the date of such termination for cause. For the purpose of this Section 18(e), the term "terminated for cause" means any discharge for violation of the policies and procedures of the Company or for other job performance or conduct which is detrimental to the best interests of the Company, as determined by the Committee in its sole discretion.

               (f) Engaging in Competition With Company. In the event a Participant terminates his or her employment with the Company or a Subsidiary for any reason whatsoever (except after a Change in Control), and within eighteen (18) months after the date thereof accepts employment with any significant competitor of, or otherwise engages in material competition with, the Company or a Subsidiary, the Committee, in its sole discretion, may require such Participant to return to the Company the economic value of any Award which is realized or obtained (measured at the date of exercise, vesting or payment) by such Participant at any time during the period beginning on that date which is six months prior to the date of such Participant's termination of employment with the Company or a Subsidiary.

               (g) Other Company Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of the termination indemnity or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company or a Subsidiary unless expressly so provided by such other plan or arrangements, or except where the Committee expressly determines that inclusion of an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive annual cash compensation. Awards under the Plan may be made in combination with or in tandem with, or as alternatives to, grants, awards or payments under any other Company or Subsidiary plans. The Plan notwithstanding, the Company or any Subsidiary may adopt such other compensation programs and additional compensation arrangements as it deems necessary to attract, retain and reward employees for their service with the Company and its Subsidiaries.

               (h) Securities Law Restrictions. No shares of Common Stock shall be issued under the Plan unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable Federal and state securities laws. Certificates for shares of Common Stock delivered under the Plan may be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable Federal or state securities law. The Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

               (i) Award Agreement. Each Participant receiving an Award under the Plan shall enter into an agreement with the Company in a form specified by the Committee agreeing to the terms and conditions of the Award and such related matters as the Committee shall, in its sole discretion, determine.

               (j) Costs of Plan. The costs and expenses of administering the Plan shall be borne by the Company.

               (k) Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

               (l) Effective Date. The Plan shall be effective if, and when, approved by the affirmative vote of a majority of the holders of the Common Stock present in person or represented by proxy at the 1992 annual meeting of shareholders or any adjournment thereof.